UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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COMTECH TELECOMMUNICATIONS CORP. (Name of Registrant as Specified In Its Charter) —————————————————————————————— (Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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68 South Service Road, Suite 230
Melville, New York 11747
November 20, 2012

To Our Stockholders:

On behalf of the Board of Directors (the “Board”) and management, I cordially invite you to attend the Fiscal 2012 Annual Meeting of Stockholders (the “Annual Meeting”) of Comtech Telecommunications Corp. (“Comtech” or the “Company.”) The Annual Meeting will be held at 10 a.m. on January 9, 2013 at our corporate headquarters located at 68 South Service Road, Melville, New York, 11747. The Notice of Fiscal 2012 Annual Meeting of Stockholders, Proxy Statement and proxy card are enclosed.

Your Board recommends that you promptly vote “FOR” Proposals 1, 2, and 3 on the enclosed proxy card. It is important that your shares are voted at the Annual Meeting. Whether or not you are able to attend in person, the prompt execution and return of the enclosed proxy card in the envelope provided or submission of your proxy and voting instructions over the Internet or by telephone will assure that your shares are represented at the Annual Meeting. Instructions for voting via the Internet or by telephone are set forth on the enclosed proxy card.

Important Notice Regarding the Availability of Proxy Materials for the Fiscal 2012
Annual Meeting of Stockholders to be Held on January 9, 2013.

Our Proxy Statement and Fiscal 2012 Annual Report are available at:
www.proxyvote.com

On behalf of everyone at Comtech, we thank you for your ongoing interest and investment in our company. We are committed to acting in your best interests.

Sincerely,

Fred Kornberg
Chairman, Chief Executive Officer and President

Your vote is extremely important. If you have any questions or require any assistance voting your shares, please contact Comtech’s proxy solicitor:

Innisfree M&A Incorporated
Stockholders May Call Toll-Free: (888) 750-5834
Banks and Brokers May Call Collect: (212) 750-5833

68 South Service Road, Suite 230
Melville, New York 11747

NOTICE OF FISCAL 2012 ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE…………………	10 a.m., Eastern Time, on January 9, 2013
PLACE……………………………..	Comtech Telecommunications Corp. 68 South Service Road (Lower Level Auditorium) Melville, New York 11747
ITEMS OF BUSINESS…………………………
1)    To elect Richard L. Goldberg and Robert G. Paul to serve as members of the Company’s Board of Directors for terms expiring at the Company’s first annual meeting following the end of its fiscal year ending July 31, 2015.

2)    To conduct an advisory vote on the compensation of Named Executive Officers as disclosed in this Proxy Statement.

3)    To ratify the selection of our independent registered public accounting firm for the current fiscal year ending July 31, 2013.

4)    To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The Board unanimously recommends that the stockholders vote “FOR” approval of Proposal Nos. 1, 2, and 3, to be presented to stockholders at the Fiscal 2012 Annual Meeting of Stockholders using the enclosed proxy card.

RECORD DATE…………………...	In order to vote, you must have been a stockholder at the close of business on November 13, 2012.
ATTENDANCE AT THE MEETING………………………....
Only stockholders of the Company and its invited guests may attend the Annual Meeting. Proof of ownership of Comtech Common Stock, along with personal identification (such as a driver’s license or passport), must be presented in order to be admitted to the Annual Meeting.

If your shares are held in the name of a bank, broker or other holder of record and you plan to attend the Annual Meeting in person, you must bring a brokerage statement or other proof of ownership as of the close of business on November 13, 2012 to be admitted to the Annual Meeting. Please note that a street-name stockholder who wishes to vote in person at the Annual Meeting will need to provide a legal proxy from its bank, broker or other holder of record.

No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Annual Meeting.

PROXY VOTING………………….
It is important that your shares be represented at the Annual Meeting regardless of the number of shares you hold in order that we have a quorum, whether or not you plan to be present at the Annual Meeting in person. Please complete, sign, date and mail the enclosed proxy card in the accompanying envelope (to which you need affix no postage if mailed within the United States) or submit your proxy and voting instructions over the Internet or by telephone. Instructions for voting via the Internet or by telephone are set forth on the enclosed proxy card.

Your vote is extremely important. If you have any questions or require any assistance with voting your shares, please contact Comtech’s proxy solicitor:

Innisfree M&A Incorporated
Stockholders May Call Toll-Free: (888) 750-5834
Banks and Brokers May Call Collect: (212) 750-5833

By Order of the Board of Directors,
Patrick O’Gara Secretary November 20, 2012

FISCAL 2012 ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT

ABOUT THE PROXY STATEMENT

What is the purpose of the Annual Meeting?

At the Annual Meeting, our stockholders will be asked to consider and act upon the following matters:

•
Election of Richard L. Goldberg and Robert G. Paul to serve as members of the Company’s Board of Directors for terms expiring at the Company’s first annual meeting following the end of its 2015 fiscal year;

•	An advisory vote on the compensation of Named Executive Officers as disclosed in this Proxy Statement;

•	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the 2013 fiscal year; and

•	Such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Who is entitled to vote at the Annual Meeting?

Only stockholders of record at the close of business on November 13, 2012, the record date for the Annual Meeting, are entitled to receive notice of and vote at the Annual Meeting.

If you hold your shares through a bank, broker or other nominee and intend to vote in person at the Annual Meeting, you will need to provide a legal proxy from your bank, broker or other holder of record.

What are the voting rights of stockholders?

Each share of our Common Stock is entitled to one vote. There is no cumulative voting.

When are the proxy materials first being sent or given to stockholders?

The Notice of the Annual Meeting, Proxy Statement and form of proxy or voting instruction card are being mailed starting on or about November 20, 2012.

How do stockholders vote?

Stockholders may vote at the Annual Meeting in person or by proxy. Whether or not you plan to attend the Annual Meeting in person, we urge you to vote by doing one of the following:

● Vote by Mail: You can vote your shares by mail by completing, signing, dating and returning your proxy card in the postage-paid envelope provided.

● Vote by Telephone: You can also vote your shares by calling the number (toll-free in the United States and Canada) indicated on your proxy card at any time and following the recorded instructions. If you are a beneficial owner, or you hold your shares in “street name” as described below, please follow the instructions provided by your bank, broker or other holder of record with respect to voting by telephone.

● Vote via the Internet: You can vote your shares via the Internet by going to the website address for Internet voting indicated on your proxy card and following the steps outlined on the secure website. If you are a beneficial owner, or you hold your shares in “street name,” please follow the instructions provided by your bank, broker or other holder of record with respect to voting via the Internet.

Your vote is extremely important. If you have any questions or require any assistance with voting your shares, please contact Comtech’s proxy solicitor:

Innisfree M&A Incorporated
Stockholders May Call Toll-Free: (888) 750-5834
Banks and Brokers May Call Collect: (212) 750-5833

If a stockholder gives a proxy, how are the shares voted?

Proxies received by us will be voted at the Annual Meeting in accordance with the instructions given by you on the proxy card that you return or by telephone or Internet.

If you sign and return your proxy card, but do not give voting instructions, your shares will be voted by the persons named as proxies on your proxy card on each matter in accordance with the recommendation of the Board of Directors or, if no recommendation is made by the Board of Directors, in the discretion of the proxies. The proxies named on the proxy card are Fred Kornberg, Chairman, Chief Executive Officer (“CEO”) and President of Comtech and Michael D. Porcelain, Senior Vice President and Chief Financial Officer (“CFO”) of Comtech.

Under the rules that govern brokers and nominees who have record ownership of shares that are held in “street name” for account holders (who are the beneficial owners of the shares), brokers and nominees have the discretion to vote such shares on routine matters, but not on other matters. At the Annual Meeting, only the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal 2013 (Proposal No. 3) is a matter considered routine under applicable rules. Accordingly, brokers and nominees will not have discretionary authority to vote on the following matters at the Fiscal 2012 Annual Meeting of Stockholders:

•	The election of members to our Board of Directors; and

•	The advisory vote on the compensation of Named Executive Officers as disclosed in this Proxy Statement.

If a broker or nominee has not received voting instructions from an account holder and does not have discretionary authority to vote shares on a particular item, a “broker non-vote” occurs.

It is possible that matters other than those described in this Proxy Statement may be brought before stockholders at the Annual Meeting. If we were not aware of the matter a reasonable time before the mailing of this Proxy Statement, the proxies will vote your shares on the matter as recommended by the Board of Directors or, if no recommendation is given, the proxies will vote your shares in their discretion. In any event, the proxies will comply with the rules of the Securities and Exchange Commission (“SEC”) when acting on your behalf on a discretionary basis.

At the date of this Proxy Statement, we had not received any notice regarding any other matter to come before the Annual Meeting.

How are proxies changed or revoked?

You may change any vote by proxy or revoke a proxy before it is exercised by filing with the Secretary of Comtech a notice of revocation, by submitting a duly executed later-dated proxy by mail, telephone or via the Internet, or by attending the Annual Meeting and voting in person by ballot. If you hold shares through a bank or brokerage firm, you must contact that bank or brokerage firm to revoke any prior voting instructions. Attendance at the Annual Meeting will not by itself constitute revocation of a proxy.

What should I do if I receive more than one proxy card?

If you hold your shares in multiple accounts or registrations, or in both registered and street name, you will receive a proxy card for each account. If you choose to vote by telephone or by Internet, please vote using each proxy card you receive. Only your latest dated proxy for each account will be voted.

How many shares are outstanding and what constitutes a quorum?

At the close of business on November 13, 2012, the record date for the Annual Meeting, 17,394,369 shares of Common Stock were outstanding. Stockholders entitled to cast at least a majority of the votes that all stockholders are entitled to cast must be present at the Annual Meeting in person or by proxy to constitute a quorum for the transaction of business. Withheld votes, “abstentions” and broker non-votes count for purposes of determining whether a quorum is present.

What vote is required to approve each item?

Election of Two Directors. The two director nominees will be elected by a plurality of the votes cast. That means that the nominees receiving the greatest number of “FOR” votes will be elected as directors, even if the number of votes received is less than a majority of the votes present at the Annual Meeting.

Approval (on an advisory basis) of the Compensation of the Named Executive Officers. In order to be approved on an advisory basis, this proposal must receive the affirmative vote of a majority of the shares voted in person or by proxy.

Ratification of Selection of Accounting Firm. The ratification of the selection of KPMG LLP as our independent registered public accounting firm for fiscal 2013 will require the affirmative vote of a majority of the shares voted in person or by proxy.

Other Matters. Approval of any other matter that comes before the Fiscal 2012 Annual Meeting of Stockholders generally will require the affirmative vote of a majority of the shares voted in person or by proxy although a different number of affirmative votes may be required, depending on the nature of such matter.

How do withheld votes, abstentions and broker non-votes affect the outcome of a vote?

Withheld votes and broker non-votes with respect to a nominee for election as director will not affect the outcome of the vote.

Abstentions and broker non-votes with respect to any matter for which the vote required is a majority of the votes cast (i.e., the advisory vote on executive compensation, and the ratification of KPMG LLP), will not affect the outcome of such vote because abstentions and broker non-votes are not considered to be votes cast under our By-Laws or under the laws of the State of Delaware (our state of incorporation).

What does our Board of Directors’ recommend?

The Board of Directors unanimously recommends that you vote by proxy as follows:

•	Proposal No. 1 - FOR the election of the two nominees proposed by the Company for election as directors;

•	Proposal No. 2 - FOR the proposal to approve (on an advisory basis) the compensation of Named Executive Officers as disclosed in this Proxy Statement; and

•	Proposal No. 3 - FOR the ratification of the selection of KPMG LLP as our independent registered public accounting firm for fiscal 2013.

Other Information

We have enclosed our Annual Report for fiscal 2012 together with this Proxy Statement. No material contained in the Annual Report is to be considered a part of the proxy solicitation material. The Fiscal 2012 Annual Meeting of Stockholders may be adjourned from time to time without notice other than by announcement at the Annual Meeting. Our corporate website address is www.comtechtel.com. The contents of our website are not incorporated by reference into this Proxy Statement.

PRINCIPAL STOCKHOLDERS OF COMTECH TELECOMMUNICATIONS CORP.

This table provides the number of shares owned by principal stockholders who the Company believes beneficially own more than five percent of our outstanding Common Stock, as of the date stated in the below footnotes.

The information in this table is based upon the latest filings by each principal stockholder of either a Schedule 13D, Schedule 13G or Form 13F as filed by the respective stockholder with the SEC.

We calculate the stockholder’s percentage of the outstanding class assuming the stockholder beneficially owned that number of shares on November 13, 2012, the record date for the Fiscal 2012 Annual Meeting of Stockholders.

Unless otherwise indicated, the stockholder had sole voting and sole dispositive power over the shares.

TABLE OF PRINCIPAL STOCKHOLDERS

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Dimensional Fund Advisors, Inc. (1) 6300 Bee Cave Road, Building 1 Austin, TX 78746-5833	1,644,697	9.5%
WEDGE Capital Management LLP (2) 301 South College Street, Suite 2920 Charlotte, NC 28202-6002	1,627,529	9.4%
BlackRock Fund Advisors (3) 400 Howard Street San Francisco, CA 94105-2618	1,492,345	8.6%
Fidelity Management & Research Co. (4) 245 Summer Street Boston, MA 02210-1133	1,294,700	7.4%
The Vanguard Group, Inc. (5) 100 Vanguard Boulevard Malvern, PA 19355-2331	1,100,805	6.3%
LSV Asset Management (6) 155 North Wacker Drive, Suite 4600 Chicago, IL 60606-1734	1,069,584	6.1%

(1)	The information is based on a Form 13F filed by Dimensional Fund Advisors, Inc. with the SEC, reporting beneficial ownership as of September 30, 2012.

(2)	The information is based on a Form 13F filed by WEDGE Capital Management LLP with the SEC, reporting beneficial ownership as of September 30, 2012.

(3)	The information is based on a Form 13F filed by BlackRock Fund Advisors with the SEC, reporting beneficial ownership as of September 30, 2012.

(4)	The information is based on a Form 13F filed by Fidelity Management & Research Co. with the SEC, reporting beneficial ownership as of September 30, 2012.

(5)	The information is based on a Form 13F filed by The Vanguard Group, Inc. with the SEC, reporting beneficial ownership as of September 30, 2012.

(6)	The information is based on a Form 13F filed by LSV Asset Management with the SEC, reporting beneficial ownership as of September 30, 2012.

BENEFICIAL OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The table below shows the beneficial ownership of our Common Stock of each of our current directors, Chief Executive Officer, Chief Financial Officer, and the three other highest paid executive officers (collectively, the “Named Executive Officers” or “NEOs”) and all directors and executive officers as a group, as of November 13, 2012.

Unless otherwise indicated, our directors and executive officers had sole voting and sole dispositive power over their shares.

TABLE OF SHARES BENEFICIALLY OWNED BY DIRECTORS AND NAMED EXECUTIVE OFFICERS

Name	(1) Shares Beneficially Owned on November 13, 2012	Percent of Class
Non-employee Directors (listed alphabetically):
Richard L. Goldberg	50,500	*
Edwin Kantor	50,000	*
Ira S. Kaplan	39,250	*
Robert G. Paul	38,382	*
Stanton Sloane	-	*

Named Executive Officers (listed alphabetically):
Richard L. Burt	181,425	1.0%
Fred Kornberg	695,000	3.9%
Robert L. McCollum	151,928	*
Michael D. Porcelain	178,573	1.0%
Robert G. Rouse	17,000	*
All Directors and all current executive officers as a group (11 persons)	1,453,163	8.0%

_____________________
* Less than one percent

(1)
Includes 632 fully vested stock units held by Mr. Paul, and the following shares of our Common Stock with respect to which such persons have the right to acquire beneficial ownership within 60 days from November 13, 2012: Mr. Goldberg 45,000 shares; Mr. Kantor 36,250 shares; Mr. Kaplan 36,250 shares; Mr. Paul 36,250 shares; Mr. Sloane no shares; Mr. Burt 106,247 shares, Mr. Kornberg 310,000 shares; Mr. McCollum 115,900 shares, Mr. Porcelain 136,178 shares; Mr. Rouse 14,000 shares; and all directors and executive officers as a group 873,575 shares. We calculated the percentage of the outstanding class beneficially owned by each person and by the group treating their shares subject to this right to acquire within 60 days as outstanding.

OUR BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

The Board’s Oversight Role

Our Board of Directors oversees the management of our business, in accordance with Delaware General Corporation Law and our Certificate of Incorporation and By-Laws. Members of our Board of Directors are kept informed of our business through discussions with our CEO and other officers, by reviewing materials provided to them, and by participating in regular and special meetings of our Board of Directors and its committees. The Board and its committees also confer, as needed, with independent financial, executive compensation and other advisors. In addition, to promote open discussion among our non-employee directors, those directors meet in scheduled executive sessions without the participation of any member of management, including our CEO.

Independent Directors

Our Board of Directors has a long-standing commitment to sound and effective corporate governance, the foundation of which is our Board’s policy that a substantial majority of our directors should be independent. We have only one director who is an employee of the Company (our Chairman of the Board, Mr. Fred Kornberg, who is also our CEO). Our Board of Directors has determined that all five of our other directors have no relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and that all of these directors also meet the applicable definition of an “independent director” under the applicable listing standards of the NASDAQ Stock Market (“NASDAQ”).

Our Governance Policies and Guidelines

Our Board of Directors has adopted Corporate Governance Policies and Guidelines. These policies and guidelines, in conjunction with the Company’s Certificate of Incorporation and By-Laws, and the charters of the committees of the Board of Directors, form the framework for the governance of the Company.

The following is a summary of the key components of our Corporate Governance Policies and Guidelines (which can be found at our web site at http://www.comtechtel.com/directors.cfm):

•	Directors should have high professional and personal ethics and values, and should have experience in areas of particular significance to the long-term creation of stockholder value.

•	Directors must have sufficient time to carry out their duties and limit their service to no more than three other public company boards.

•
Each member of our Board of Directors must at all times exhibit high standards of integrity and ethical behavior and adhere to our Standards of Business Conduct. We require directors as well as employees to certify in writing on an annual basis that they have read and will abide by such standards. In addition, Directors must avoid any conflict between their own interests and the interests of the Company in dealing with suppliers, customers, and other third parties, and in the conduct of their personal affairs.

•	Unless requested by the Board of Directors to remain, an employee director is expected to resign from the Board of Directors at the time employment terminates.

•	The Board of Directors shall hold executive sessions of independent directors as necessary, but at least once a year.

•
The Board of Directors shall regularly consider succession plans addressing the potential resignation or unavailability of our CEO, and shall regularly consider and discuss with our CEO his plans addressing the potential resignation or unavailability of the executive officers reporting to our CEO. These plans are discussed by the Board of Directors at least annually.

•
Directors are encouraged to talk directly to any member of management regarding any questions or concerns the directors may have. Members of senior management, as appropriate, are invited to attend Board of Director meetings.

•
The Board of Directors and each committee of the Board have the authority, at our expense, to retain and discharge independent advisors as the Board of Directors and any such committee deems necessary, including the sole authority to approve the advisors’ fees.

•	The Board of Directors, each committee and each individual director shall conduct a self-evaluation annually. The Nominating and Governance Committee shall oversee each such annual self-evaluation.

•
Non-employee directors are required to hold an equity ownership interest in Company stock with a market value of at least six times their respective annual cash retainer. Our CEO is required to hold an equity ownership interest in Company stock with a market value of at least six times his annual base salary. All other executive officers are required to hold an equity ownership interest of at least 20,000 shares or shares with a market value of at least two times their respective annual base salary, whichever is less. Until applicable equity ownership interest guidelines are met, non-employee directors and executive officers (including our CEO) are required to hold any shares received from the exercise of stock options or the delivery of shares pursuant to a restricted stock-based award or similar awards, less the number of shares used for the payment of any related exercise price and applicable taxes.

•
The Nominating and Governance Committee of the Board of Directors shall maintain guidelines for the review, approval or ratification and disclosure of “related person transactions” as defined by SEC rules.

•	The Chairperson of the Nominating and Governance Committee (and if different, our Lead Independent Director) shall receive copies of stockholder communications directed to non-management directors.

Executive Sessions of the Independent Directors

Executive sessions of the independent directors occur without the presence of the Chairman and CEO. Given the combined role of our Chairman and CEO, the Board believes that executive sessions of the Board of Directors and the existence of a Lead Independent Director play important roles in the governance structure of Comtech.

In fiscal 2012, the independent directors held seven executive sessions. These sessions included discussion on a wide range of strategic matters and resulted, in part, in the establishment of the Lead Independent Director position (in September 2011), various governance improvements (such as robust equity ownership guidelines) and the monitoring of certain legal matters which are discussed in Footnote 14 “Commitments and Contingencies” of our Annual Report on Form 10-K filed with the SEC on September 26, 2012.

Board Leadership Structure

The Chairman of the Board is Fred Kornberg (who also serves as our CEO). As CEO, Mr. Kornberg is responsible for general oversight of our businesses and the various executive management teams that are responsible for our day-to-day operations, and he is accountable directly to the full Board of Directors. As Chairman, Mr. Kornberg’s in-depth knowledge of our Company’s strategic priorities and operations enables him to facilitate effective communication between management and the Board and see to it that key issues and recommendations are brought to the attention of the Board. Our Board believes that, in light of our three complementary business segments, this streamlined leadership structure is currently appropriate for our Company as it enhances the ability of our business segments to operate flexibly to maximize responsiveness to our customers. Having the CEO serve as the Chairman also helps to ensure that the CEO understands and can effectuate the recommendations and decisions of the Board.

Edwin Kantor serves as our Lead Independent Director. As Lead Independent Director, Mr. Kantor presides at meetings of the Board in the absence, or upon the request, of the Chairman; presides at executive sessions of the independent directors with authority to call additional executive sessions or meetings of the independent directors (and communicating with our CEO, as appropriate, concerning matters arising from such executive sessions); approves Board meeting dates and agendas, as well as certain information packages provided to directors, and in consultation with the Chairman, recommends matters for the Board to consider; serves as a liaison between independent directors and the CEO and other members of senior management; and evaluates, along with the members of the Executive Compensation Committee of the Board, the performance of the Company’s CEO.

Five of our six directors are “independent” as defined by applicable NASDAQ listing standards and we believe our overall Board leadership structure allows the Board to appropriately perform its oversight functions. The five directors determined to be independent are Messrs. Goldberg, Kantor, Kaplan, Paul and Sloane.

The Board of Directors Role in Risk Management, Environmental Compliance and Workplace Safety

In connection with its oversight responsibilities, the Board of Directors has established certain committees, including the Audit Committee, Nominating and Governance Committee and Executive Compensation Committee, which periodically assess the various significant risks that we face. These risks include financial, technological, competitive, operational and compensation-related risks. Any such risk oversight that is not specifically assigned to a Committee comes within the purview of the Audit Committee. The Board (and its various Committees) administers its risk oversight responsibilities through our CEO and our CFO who, together with our other NEOs and other management of the Company’s operating subsidiaries, review and assess the operations of the businesses as well as management's identification, assessment and mitigation of the material risks affecting our operations. The Board (and its various Committees) also periodically engages outside advisors who help assess risk.

Given social trends and global initiatives to both monitor and reduce a company’s impact on the environment and to ensure workplace safety, our Board of Directors is fully committed to a policy of compliance with all such applicable rules and regulations. To that end, our Board will periodically assess the need for the establishment of other Board level committees. We have a successful track record of maintaining compliance with the various global environmental standards and initiatives that are applicable to our business segments, and a large percentage of our consolidated net sales have historically been for products designed and/or manufactured to the specifications imposed on us ultimately by the U.S. government (including its agencies) and by foreign governments.

Committees of the Board of Directors

Nominating and Governance Committee
The Nominating and Governance Committee is responsible for, among other things, identifying and evaluating candidates for election as members of our Board of Directors and reviewing matters concerning corporate governance policy, including responding to any stockholder concerns about corporate governance, Board of Directors and committee self-evaluations, and any related-party transactions.

In seeking and evaluating prospective members of our Board of Directors, our Nominating and Governance Committee considers the nature and scope of our business activities, and the capacity of our Board of Directors to provide oversight and positive contributions in areas of particular significance to the long-term creation of stockholder value. Areas of experience and capability that our Nominating and Governance Committee particularly believes should be represented on our Board of Directors include operational, accounting and finance, and technology experience related to our business.

The Nominating and Governance Committee identifies nominees first by evaluating the current members of the Board of Directors willing to continue in service. If any member of the Board does not wish to continue in service, or if the Nominating and Governance Committee or the Board of Directors decides not to re-nominate a member for re-election, the Nominating and Governance Committee will identify the required skills, background and experience of a new nominee, taking into account prevailing business conditions, and will source relevant candidates and present candidates to the Board of Directors. In connection with the identification of possible new directors, the Nominating and Governance Committee considers the diversity of an individual’s professional experience, education, skill and other qualities and attributes as compared to the current Board members.

In evaluating director candidates, the Nominating and Governance Committee generally considers the following factors:

•	our needs with respect to the particular competencies and experience of our directors;

•
the knowledge, skills and background of candidates, in light of prevailing business conditions and the knowledge, skills, background and experience already possessed by other members of our Board of Directors;

•	familiarity with our business and businesses similar or analogous to ours; and

•	financial acumen and corporate governance experience.

Our Nominating and Governance Committee also believes that individual candidates should also demonstrate high levels of commitment, adequate availability to actively participate in our Board of Directors’ affairs, and high levels of integrity and sensitivity to current business and corporate governance trends. Before recommending a candidate to our Board of Directors, all members of our Nominating and Governance Committee will participate in interviews with the candidate and our Nominating and Governance Committee will seek to arrange meetings between the candidate and other members of our Board of Directors. Candidates are typically identified by our Board of Directors, including with the assistance of a global search firm experienced in director candidate searches. Our Nominating and Governance Committee will consider individuals recommended by stockholders. A stockholder who wishes to recommend a candidate for consideration by the Nominating and Governance Committee should do so in writing addressed to the Nominating and Governance Committee Chairman at Comtech Telecommunications Corp., 68 South Service Road, Suite 230, Melville, NY 11747. Candidates recommended by stockholders will be considered according to the same standards of perceived Comtech need and potential individual contribution as are applied to candidates from other sources.

Our Board of Directors has determined that each member of our Nominating and Governance Committee is an “independent director,” as that term is defined in applicable NASDAQ listing standards. Our Nominating and Governance Committee’s Charter and our Corporate Governance Policy and Guidelines are available on our website at www.comtechtel.com, under the link for “Board of Directors” in the “Investor Relations” section.

During fiscal 2012, our Nominating and Governance Committee held six meetings. During fiscal 2012, our Nominating and Governance Committee conducted an extensive director candidate search which resulted in the nomination of Dr. Sloane. On January 13, 2012, our shareholders elected Dr. Sloane as a member of our Board of Directors for a term expiring at our first annual meeting following the end of our fiscal year ending July 31, 2014. In addition, based upon the Committee's recommendation, the independent members of the Board engaged the law firm of Morris, Nichols, Arsht & Tunnell LLP to assist the independent directors with respect to, among other matters, their monitoring of the U.S. government investigations relating to our CEO that are described in our Annual Report on Form 10-K filed with the SEC on September 26, 2012.

Audit Committee
Our Audit Committee functions include engaging our independent registered public accounting firm, directing investigations into accounting, finance and internal control matters, reviewing the plan and results of audits with our independent registered public accounting firm, overseeing our internal audit function, reviewing our internal accounting controls and approving services to be performed by our independent registered public accounting firm and related fees.

Our Board of Directors has determined that all members of our Audit Committee are qualified to be members of the Committee in accordance with NASDAQ Marketplace Rules and meet the independence criteria set forth in the rules of the SEC. Our Board of Directors has determined that each of Messrs. Paul and Sloane qualifies as “audit committee financial experts,” as defined by SEC rules, based on their education, background and experience.

Our Audit Committee’s Charter is available on our website at www.comtechtel.com under the link for “Board of Directors” in the “Investor Relations” section and is also attached hereto as “Exhibit A.”

During fiscal 2012, our Audit Committee held five meetings.

Executive Compensation Committee
Our Executive Compensation Committee (referred to throughout this proxy by name or by “ECC”) of our Board of Directors considers and authorizes remuneration arrangements for our executive officers. Our ECC also constitutes our Stock Option Committee which administers our stock incentive plans. Our ECC determines the terms of performance-based awards for our executive officers, and negotiates the terms of any employment agreements with our executive officers. In addition, our ECC monitors the aggregate share usage under our stock incentive programs and potential dilution of the stock option programs, except with respect to the application of our Company’s 2000 Stock Incentive Plan to non-employee directors.

From time to time, Steven Hall & Partners, LLC (“Steven Hall”), an independent executive compensation consulting firm, has been retained by our ECC to advise and assist it with respect to certain executive compensation matters. Our ECC has the sole authority to set Steven Hall’s compensation and/or to terminate the services of Steven Hall. Steven Hall is independent, providing no services to us other than relating to executive and director compensation, and therefore has no conflicts of interest in providing services to the ECC.

In June 2011, Steven Hall was specifically retained to assist the ECC in its review and amendment of the CEO’s employment agreement and to perform a comprehensive review of executive compensation. Steven Hall’s compensation study and advice was initially presented to the ECC in July 2011, with further discussions and advice to the ECC in fiscal 2012. During fiscal 2012, Steven Hall also provided analysis to the ECC of our compensation program in light of the guidelines published by the leading proxy advisory firm and provided additional oversight of the administration of compensation programs.

Our ECC often requests our CEO and CFO to be present at meetings where executive compensation and corporate and individual performance are discussed and evaluated by the ECC or the Board of Directors. At these meetings and at other times, these executives provide insight, suggestions and recommendations, as requested by the ECC, regarding executive compensation matters. Our ECC also meets with our CEO to discuss his own compensation package, and his recommendations for other executives, but ultimately decisions regarding compensation for our CEO and other executive officers are made by our ECC. Only ECC members are allowed to vote on decisions made regarding executive compensation, and these votes generally take place during the “executive session” portion of our ECC meetings, when members of management are not present. Our CEO, CFO, and other members of our management team may work with Steven Hall to provide it information and to develop proposals and ensure the accuracy of presentations to the ECC.

Our Board of Directors has determined that each member of our ECC is an “independent director,” as that term is defined in applicable NASDAQ listing standards. Our ECC’s Charter is available on our website at www.comtechtel.com under the link for “Board of Directors” in the “Investor Relations” section.

Our ECC held eight meetings during the past fiscal year. During fiscal 2012, our ECC completed a comprehensive review of executive compensation. As described in detail in the section entitled “Compensation Discussion and Analysis,” the ECC (which considered Steven Hall’s advice) made various changes to non-equity incentive plan awards and long-term equity awards to our CEO and other corporate executive officers in fiscal 2012.

Executive Committee
Except as limited by law, our Executive Committee has the authority to act upon all matters requiring Board of Directors approval. In practice, our Executive Committee has been tasked, when necessary, with finalizing the logistics and administrative tasks associated with decisions that have been vetted by the full Board of Directors. During fiscal 2012, our Executive Committee did not hold any meetings.

Board of Directors Meetings

Our Board of Directors held eighteen meetings during fiscal 2012, including regularly scheduled and special meetings. During fiscal 2012, all of our incumbent directors attended more than 79% of the aggregate number of meetings held by the Board of Directors and all applicable committees, during such time that each director served.

Communications with Our Board of Directors

Stockholders may communicate with our Board of Directors, our Lead Independent Director or any other individual director by writing to us at Comtech Telecommunications Corp., Attention: Corporate Secretary, 68 South Service Road, Suite 230, Melville, NY 11747.

Annual Meeting Attendance

Our Board of Directors has adopted a policy which encourages directors, if practicable and time permitting, to attend our annual meetings of stockholders, either in person, by telephone or by other similar means of live communications (including video conference or webcast). All incumbent directors, who were serving as directors at the time, attended our Fiscal 2011 Annual Meeting of Stockholders in person.

CODE OF ETHICS

We have adopted a written Standards of Business Conduct that applies to our Board of Directors, principal executive officer, principal financial officer, principal accounting officer, controller and to all of our other employees. These standards are a guide to help ensure compliance with our high ethical standards. A copy of the Standards of Business Conduct is maintained on our website at www.comtechtel.com, under the link “Investor Relations.”

We intend to post on our website, as required, any amendment to, or waiver from, any provision in our Standards of Business Conduct that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, and that relates to any element of the standards enumerated in the rules of the SEC.

COMPENSATION DISCUSSION AND ANALYSIS

Our Executive Compensation Committee (“ECC”) determines the compensation of all of our executive officers. This discussion and analysis focuses on our Named Executive Officers (“NEOs”) and should be read in conjunction with the “Summary Compensation Table” and other compensation tables in this Proxy Statement.

Overview

Our executive compensation program is designed to produce long-term business success and is based on a pay-for-performance philosophy. More than 80% of our CEO’s average total compensation (and 64% of other NEOs’) for the past three fiscal years has been incentive based; thus, if performance objectives, both long-term and short-term, are not achieved, our NEOs will ultimately realize significantly lower pay.

In anticipation of a significantly lower level of profits in fiscal 2012, we revised our executive compensation program in several important ways, including:

•
Our non-equity incentive goals established at the beginning of fiscal 2012, for our CEO, included pre-specified financial goals with minimum thresholds that were weighted 50% for pre-tax profit and 50% for GAAP diluted earnings per share (EPS);

•	Our CFO and Senior Vice President, Strategy and M&A, each received a GAAP diluted EPS goal as a financial performance metric which constituted 50% of their pre-established financial goals;

•	The introduction of restricted stock unit awards; and

•	The adoption of robust minimum equity ownership interest guidelines and related holding requirements.

In determining the actual fiscal 2012 compensation levels awarded to our NEOs, the ECC evaluated our financial results and the performance of our stock and considered the following:

•	Between July 31, 2011 and July 31, 2012 (our fiscal 2012), we generated a one-year total stockholder return of approximately 5.4%;

•
GAAP operating income in fiscal 2012 was $51.3 million, as compared to $107.8 million in fiscal 2011. GAAP operating income represented 12.1% of consolidated net sales in fiscal 2012, versus 17.6% in fiscal 2011;

•	Excluding a restructuring charge related to the wind-down of our microsatellite product line, fiscal 2012 operating income would have been 12.7% of consolidated net sales;

•	GAAP pre-tax profit decreased to $44.0 million in fiscal 2012 from $101.8 million in fiscal 2011; and

•	GAAP EPS on a diluted basis decreased from $2.22 in fiscal 2011 to $1.42 in fiscal 2012.

Over time, our pre-tax profit, GAAP diluted EPS, and total compensation (including non-equity incentive awards and long-term equity awards) are expected to trend together and align with long-term stockholder returns, although in any given year there may be some variability. For example, our GAAP diluted EPS in fiscal 2012 decreased 25.7% as compared to fiscal 2010, while total compensation paid to our CEO in fiscal 2012 declined 42.9% as compared to fiscal 2010. Also, our CFO’s fiscal 2012 non-equity incentive award was lower by 44.4% as compared to fiscal 2010.

Like it did in fiscal 2011, our ECC decided to award lower total fiscal 2012 compensation to our NEOs (including our CEO), in part, as a result of the continuing impact to our business of the July 2010 decision by the U.S. Army to award the Blue-Force Tracking-2 (“BFT-2”) contract to a competitor, and the U.S. Army’s related decision to combine its Movement Tracking System (“MTS”) program with the BFT program. While the U.S. Army’s decisions did not have an immediate impact on our financial results, the July 2010 announcement of the loss of the BFT-2 contract to a competitor resulted in a 31.9% one-day drop in our stock price (which has not yet been fully recovered) and its loss will negatively impact our comparative financial results for several years.

The apparent impact of the July 2010 announcement is shown in the chart below, which shows that our total stockholder return for the three years ended July 31, 2012 was -7.9%.

120%
110%
100%
90%
80%
70%
60%
Indexed Total Return
(7.9)%
Jul-2009
Jan-2010
Jul-2010
Jan-2011
Jul-2011
Jan-2012
Jul-2012

In establishing the total estimated fair value of fiscal 2012 long-term equity incentives for our NEOs, our ECC considered its belief that our stock price was significantly and temporarily undervalued. Our ECC also considered that many of our NEOs’ previously granted stock-based awards were out-of-the-money and that prior awards aligned our NEOs’ interests with our stockholders’ interests. As such, our ECC awarded total long-term equity incentives, consisting of both stock option awards and restricted stock unit awards, in fiscal 2012, with total grant date fair values comparable to fiscal 2011 awards (which represented a material reduction in grant date fair value as compared to fiscal 2010 levels).

Fiscal 2012 was the first year that the ECC awarded restricted stock units to our NEOs. The ECC’s decision to award restricted stock units in fiscal 2012 was based, in part, on a comprehensive compensation study that it authorized and the feedback our ECC received from our stockholders who indicated that our NEOs’ equity compensation package should include different types of equity awards. Prior to fiscal 2012, our NEOs’ long-term equity compensation consisted solely of stock option awards.

The ECC believes that its overall compensation policies and specific awards granted will align total and realizable compensation with long-term stockholder value, although in any given year there will be some variability. For example, despite our positive one year total stockholder return of approximately 5.4% during fiscal 2012, our ECC awarded our CEO long-term equity incentive awards in fiscal 2012 at an estimated grant date fair value that was slightly lower than the amount he received in fiscal 2011. The amount received in fiscal 2011 already represented a significantly reduced value because when those grants were issued, the ECC had known of the impact of the U.S. Army’s BFT-2 decision and had reduced our CEO’s long-term equity incentive awards by 59% as compared to fiscal 2010. In addition, despite the positive short-term increase in our stock price during fiscal 2012, none of our NEOs have realized any economic value from stock options granted during the three fiscal years ended July 31, 2012.

The ECC believes that our NEOs and other senior executives are critical to the future success of our business. Despite the decision by the U.S. Army to award the BFT-2 contract to another party and the difficult economic conditions that our businesses currently operate in, our ECC believes that our NEOs performed well in executing our business plan for fiscal 2012.

Our ECC believes that its compensation programs, including the changes it made for fiscal 2012, support our long-term growth strategy and will continue to result in the creation of long-term stockholder value.

Our ECC believes that management continues to respond to challenging business conditions by positioning Comtech for long-term growth and profitability and to improve long-term returns to stockholders, as evidenced by the following:

•	Our management team secured a multi-year contract with the U.S. Army providing sustainment services and an intellectual property license to MTS and BFT;

•	Our Company continues to fund new research and development expenses in areas that have excellent growth opportunities in growth markets;

•	We have reduced costs in our three operating segments, including the repositioning of our mobile data communications segment;

•	We are pursuing acquisition opportunities in a disciplined manner;

•
Our Board of Directors authorized a significant return of capital to our stockholders through two common stock repurchase programs aggregating $350.0 million, under which we repurchased stock with a value of $217.4 million in fiscal 2012; and

•
Our Board of Directors also authorized a dividend program that has been in place since fiscal 2011 and which was increased to an annual targeted dividend of $1.10 per share (payable quarterly) in September 2011.

The ECC has adopted a policy to allow our stockholders an opportunity to cast an annual advisory vote on annual compensation of our NEOs (See “Proposal No. 2 - Proposal to Approve (on an Advisory Basis) Compensation of the Named Executive Officers as Disclosed in this Proxy Statement”). Although compensation decisions and this vote occur annually, the ECC believes that its overall compensation program should be viewed in the context of a longer time period. Given the recent loss of BFT-2, the ECC currently believes that a ten-year time frame is an appropriate measure to view the historical success of our pay-for-performance compensation approach because it demonstrates our total performance irrespective of the growth and decline in revenues from our MTS and BFT contracts. For the past ten years (the period from July 31, 2002 to July 31, 2012), our stock has significantly outperformed its peers and relevant benchmarks. During this time frame, as illustrated in the graph below, our total stockholder return was 607.5% as compared to the Standard & Poor’s (“S&P”) 600 Small Cap Index, the Russell 3000 Index, the S&P 500 Index, and the Global Industry Classification Standard (“GICS”) 4520, which were 122.5%, 59.5%, 51.3%, and 263.4%, respectively.

1,460%
1,290%
1,120%
950%
780%
610%
440%
270%
100%
(70)%
Indexed Total Return
607.5%
263.4%
122.5%
59.5%
51.3%
Jul-2002
Mar-2004
Nov-2005
Jul-2007
Mar-2009
Nov-2010
Jul-2012
Daily from 31-Jul-2002 to 31-Jul-2012
Comtech Telecommunications
Russell 3000 Index
S&P 600 Smallcap Index
S&P 500 Index
GICS 4520

Fiscal 2012 compensation for our NEOs is discussed in more detail throughout this “Compensation Discussion and Analysis” section.

Objectives of Our Compensation Program for NEOs

The principal goals of our compensation program for our NEOs are to help us attract, motivate and retain the talent required to develop and achieve our strategic and operating goals, with a view to maximizing stockholder value. We intend for our executive officer compensation program to support our growth-oriented business strategy by motivating and rewarding management activities that create long-term stockholder value.

Our key executive officer compensation objectives are to:

•	Attract and retain the key leadership talent required to successfully execute our business strategy;

•	Align executive pay with performance, both annual and long-term;

•	Ensure internal equity that reflects the relative contribution of each executive officer;

•	Strongly link the interests of executives to those of our stockholders and other key constituents;

•	Keep our executive compensation practices transparent;

•	Comply with applicable rules and regulations; and

•	Administer executive compensation in a cost-effective and tax-efficient basis.

We seek to achieve these goals by placing a major portion of the executives’ total compensation at risk, in the form of annual non-equity incentive plan awards and long-term equity incentive awards. The ECC believes that its overall compensation program will result in long-term alignment with our stockholders.

Annual non-equity incentives are intended to motivate and reward the NEO’s efforts and contributions to our long-term success. Cash bonuses can be paid separately to reward other accomplishments. Stock options and other stock-based awards (such as restricted stock units) create compensation opportunities intended to align management’s long-term interests with those of our stockholders and to promote long-term service. Such cash and stock-based compensation components have been critical factors in attracting and retaining key employees and are intended to contribute to a high level of executive commitment to our business success.

Our ECC assesses performance of our NEOs in light of business conditions and based on the efforts and effectiveness of each individual NEO as well as their collective efforts. Our ECC also exercises its judgment as to the appropriate sharing between management and stockholders of the benefits of our business success. We also intend that the levels of compensation available to executive officers be fair internally as compared to each other and competitive in the marketplace.

Our compensation program needs to be competitive so that we can retain our executive officers who have demonstrated their leadership, commitment and overall worth to our organization. These executives may be sought by other firms or may have other interests. A competitive program likewise is critical to our ability to attract new executives who share our values and commitment and who have demonstrated the abilities needed to add value to Comtech.

Despite the apparent multi-year impact of the U.S. Army’s BFT-2 decisions, our stockholders have been rewarded with outstanding long-term performance that has far exceeded peer groups and relevant benchmarks. As illustrated on the chart under the “Overview” caption on page 17, for the past ten years (the period from July 31, 2002 to July 31, 2012), our total stockholder return was 607.5% as compared to the S&P 600 Small Cap Index, the Russell 3000 Index, the S&P 500 Index, and the GICS 4520 which were 122.5%, 59.5%, 51.3%, and 263.4%, respectively. Comtech’s stock performance over this period represents an average annual return of 21.6%.

As discussed throughout this “Compensation Discussion and Analysis” section, the ECC believes that, with the implementation of our strategy and the compensation changes that it made in fiscal 2012, our NEOs’ compensation program will result in long-term positive returns for our stockholders.

Determination of Compensation Opportunities for NEOs

Overview

In general, our ECC intends that the total compensation opportunity for an executive will be competitive with market levels of compensation. From time to time, our ECC considers compensation information relating to competitive companies in order to gauge market levels of compensation for executive talent.

In making decisions regarding our executive officer compensation, ECC members draw upon their general knowledge and understanding of what executive officers of other companies are earning, particularly in our industry, and which has been derived from publicly available information such as other public company SEC filings and published reports on executive compensation and from the preparation of and participation in benchmark studies. The ECC also has the ability to engage independent advisors.

In fiscal 2011 and 2012, the ECC engaged Steven Hall, an independent compensation consulting firm, to:

•	Prepare a comprehensive benchmarking survey and analysis for our NEOs’ (including our CEO’s) compensation;

•	Provide analysis of our compensation program under the guidelines used by many of our institutional stockholders;

•	Assist the ECC in its review and amendment of the CEO’s employment agreement, which was set to expire on July 31, 2011;

•	Assist the ECC in the preparation and review of disclosures relating to compensation matters;

•	Assist the ECC in consideration of alternative designs for compensation arrangements; and

•	Provide additional assistance in our administration of compensation programs.

The ECC intended to and did utilize the independent comprehensive benchmarking study and related analyses in establishing the amounts for salary, non-equity incentive award opportunities (including the establishment of specific goals and targets) and stock-based awards for fiscal 2012.

This independent comprehensive benchmark study, which was presented to the ECC in July 2011 and benchmarked compensation of our NEOs against a group of comparable telecommunications equipment companies, is discussed in detail in the section entitled “2012 and 2011 Independent Comprehensive Review of Executive Compensation” which starts on page 29.

The ECC sets pay opportunities for specific individuals based on the skills, experience and long-term performance of the individual and assessments with respect to the individual’s ability to add value to our Company. Our ECC has utilized a “pay-for-performance” policy in developing and allocating compensation elements between long-term and short-term, and allocating between cash and non-cash compensation, which has resulted in significant growth and stockholder value creation when viewed over a number of years.

This pay-for-performance approach has resulted in annual compensation opportunities that have been generally more heavily weighted towards elements that consist of incentive-based compensation opportunities rather than fixed compensation opportunities. Over time, our pre-tax profit and total compensation (including both annual and long-term incentive awards) are expected to trend together, although in any given year there may be some variability.

Elements of Compensation Packages

The following elements comprise the cash compensation opportunities for NEOs:

Base Salary – Base salaries paid to our executive officers are intended to be generally competitive with those paid to executives holding comparable positions in the marketplace. Our ECC reviews base salaries each year and, as appropriate, makes upward adjustments based on the ECC’s assessment of the executive officer’s individual performance, taking into consideration the operating and financial performance of our Company’s operations for which the executive is responsible. The ECC also considers the budgeted level of merit increases for all employees generally in determining salary adjustments for executive officers. The ECC reviews public information regarding competitive levels of salary in our industry, but has not established a policy of targeting a particular benchmarked level. Its determinations regarding salary reflect a degree of subjectivity and business judgment on the part of our ECC as to the performance and competitiveness of salary levels for each of our NEO’s positions.

Bonuses – Our ECC has the ability to award cash bonuses to our NEOs which are intended to motivate and reward achievement of corporate objectives by creating the potential to earn compensation for achieving subjective or non-specific financial and performance goals. Bonuses (as defined by SEC rules and regulations) include one-time awards such as sign-on bonuses to a newly hired NEO and cash bonuses to an NEO for extraordinary performance. Our ECC does not routinely award annual cash bonuses (as defined by SEC rules and regulations) to NEOs.

Non-equity Incentive Plan Awards – Non-equity incentive plan compensation is intended to motivate our NEOs to achieve annual operating objectives and goals that are designed to enhance long-term stockholder value. Our annual non-equity incentive plan, which is established by the ECC during the early part of any given fiscal year, is intended to qualify as “performance-based” under Section 162(m) of the Internal Revenue Code. Our non-equity incentive plan is subject to the terms and conditions of our 2000 Stock Incentive Plan, which was approved by our stockholders.

In simple terms, our non-equity incentive plan provides our NEOs an annual opportunity to potentially earn compensation based on a maximum amount payable, determined based on a level of “pre-tax profit” (as defined below) but with the achievement of minimum thresholds up to maximum levels for financial performance goals such as GAAP diluted EPS, pre-tax profits, bookings and cash flow generation also considered by the ECC in determining the final award payout. The ECC also establishes specific personal goals for all NEOs other than our CEO which are considered in determining the final award payout. In no instance can an individual non-equity incentive award exceed a predetermined maximum dollar limitation that is based on a percentage of salary, which currently ranges from 300% to 500%.

If applicable pre-tax profits are not positive in any given fiscal year, an individual NEO cannot receive any non-equity incentive payment. If minimum financial performance goals (e.g., achieving a specific GAAP diluted EPS target) are not achieved, the NEO may not receive a non-equity incentive award tied to that specific financial performance goal. In all cases, awards potentially payable under our non-equity incentive plan are subject to the full negative discretion of the ECC (except for $285,000 which, based on fiscal 2012 results, was paid to our CEO pursuant to his amended and restated employment agreement). After calculating a potential maximum non-equity incentive plan award for any given fiscal year, the ECC performs a subjective evaluation of performance for each NEO (including our CEO) and can ultimately utilize its business judgment to reduce the maximum award potentially payable by any amount, including to zero.

Our non-equity incentive goals established at the beginning of fiscal 2012 for our CEO were based on the level of company-wide pre-tax profit and an assessment of pre-specified financial goals with minimum thresholds that were weighted 50% for pre-tax profit and 50% for GAAP diluted EPS. Our non-equity incentive plan goals established at the beginning of fiscal 2012 for our CFO and our Senior Vice President, Strategy and M&A, were based on these same measures; however, these NEOs also were given pre-specified personal goals.

Our non-equity incentive plan financial goals established at the beginning of fiscal 2012 for our two NEOs who are subsidiary presidents were based on the level of applicable pre-tax profit for their respective business units, with additional pre-specified goals relating to bookings and free cash flow achieved, and certain personal goals.

For each NEO, the additional financial and personal goals, established at the beginning of fiscal 2012, served as guidance to the ECC in its exercise of discretion at year end. The ECC believes these measures and goals are appropriate because their achievement should create long-term stockholder value and are aligned with our stockholders’ interest, a relationship borne throughout Comtech’s history.

The definition of pre-tax profit utilized for the establishment of the non-equity incentive plan pool is similar to pre-tax income determined under U.S. GAAP. However, as further described below, we do make certain adjustments.

Historically, our pre-tax profit measure was calculated and defined to eliminate certain effects including: (i) stock-based compensation recorded pursuant to FASB ASC Topic 718, (ii) the amortization of newly acquired intangibles with finite lives (e.g., the acquisition of intangible assets as part of a business combination that was required to be capitalized and subsequently amortized, and then, only for the first year of an acquisition), (iii) any adjustments required by the adoption of new accounting standards, (iv) certain costs associated with exit or disposal activities accounted for pursuant to FASB ASC Topic 420, (v) expenses associated with the termination of employees under FASB ASC Topic 420, (vi) goodwill impairment, (vii) expenses (e.g., investment banking or due-diligence fees) incurred in connection with a completed business combination, and (viii) expenses related to potential or actual change-in-control matters. In the case of our CEO, pre-tax profit also eliminates the expense of the annual non-equity incentive award potentially payable to our CEO.

The ECC utilized the aforementioned pre-tax profit definition in fiscal 2012. Because pre-tax profit includes all expenses incurred in generating net sales, the ECC believes that the pre-tax profit measure is an appropriately broad financial measure that does not create distorted incentives that might impel undue risk taking. In addition, because our NEOs (including our CEO effective beginning in fiscal 2012) also receive financial goals such as pre-tax profit, GAAP diluted EPS, bookings, or free cash flow that can affect the final award payout, our ECC believes that our non-equity incentive awards will appropriately align with the creation of long-term stockholder value.

In establishing the maximum amounts potentially payable expressed as a percentage of pre-tax profits, the ECC considers prior fiscal years’ achievements, known opportunities and business planning for each fiscal year. Significant input is received from our CEO. At the same time the maximum amount potentially payable is determined, the ECC establishes the specific financial and personal performance goals that it assigns to each NEO that it intends to utilize, in part, to conduct a year-end evaluation of the individual performance of each NEO. In addition to evaluating our CEO based on pre-established financial goals, our CEO’s performance is also evaluated on a broad basis by our ECC.

Any applicable financial and personal performance goals are summarized on an annual “Goal Sheet” that is acknowledged by each individual NEO, including our CEO.

The ECC established fiscal 2012 non-equity incentive financial and personal goals at the beginning of fiscal 2012 at levels deemed challenging, but with a roughly even likelihood of being achieved, after its review of our fiscal 2012 business plan and taking into consideration both our acquisition strategy and the authorization for repurchases of our common stock in fiscal 2012 pursuant to our existing stock repurchase program.

Actual consolidated performance targets and goals for any fiscal year are disclosed after the fiscal year has ended and actual consolidated results have been disclosed.

In the past few years, personal performance goals have included objectives related to new product development, new customer wins and the improvement of accounting and financial related controls including those relating to export compliance regulations, and other goals that promote the business success of Comtech. Many of the personal goals represent important steps in the management of our business for its long-term success, which reduces the risk that our annual non-equity incentive program could provide an incentive to favor short-term results over long-term performance.

Our non-equity incentive award payouts for all of our NEOs (including our CEO) are subject to a recoupment policy (often referred to as a “clawback” policy) which would require forfeiture of a specified portion of the annual incentive award under certain circumstances, including if the NEO were to engage in certain activities that would be grounds for termination for cause (including misconduct that would cause us to issue a restatement of our financial statements), or if the employee were to engage in competition with us or other specified activities detrimental to us.

The formulaic application of our non-equity incentive plan awards are described in the below section entitled “Description of the Mechanical Calculation of Our Non-Equity Incentive Plan Awards.”

Description of the Mechanical Calculation of Our Non-equity Incentive Plan Awards
Assuming applicable pre-tax profits are positive, the annual process for determining the actual amount of any non-equity incentive award potentially payable to each NEO is described below:

•
A maximum dollar amount potentially payable is first calculated for each NEO. This amount is calculated by simply multiplying the applicable pre-tax profit actually achieved by the applicable maximum pre-tax profit percentage that was established by the ECC at the beginning of the year. This maximum dollar amount is further subject to a dollar limit based on a percentage of salary.

•
The ECC then performs an evaluation of each individual NEO’s performance using the Goal Sheet, strictly as formulaic guidance, to calculate a potential non-equity incentive award. For NEOs other than the CEO, each financial performance goal is assigned a weight so that the sum represents 75%. Then, the percentage factor for each financial performance goal is decreased or increased proportionally as a function of the actual achievement of each financial goal, from a minimum of 70% up to a maximum of 150%. Achievement of less than 70% of any financial performance goal would result in no credit for that goal under the guidance. Each personal performance goal is assigned a weight so that the sum represents 25%. The weight assigned to individual personal goals is not adjusted for actual achievement. The maximum aggregate percentage that an NEO could earn is equal to 137.5% which was utilized to determine the maximum pre-tax profit rate that was approved by the ECC early in the fiscal year. The weighted percentage of targeted financial and personal performance goals actually achieved is then divided by 137.5% to arrive at the percentage of the applicable maximum potential payout if the ECC exercised its negative discretion based solely on the Goal Sheet. If the NEO met 150% of all financial goals and 100% of personal goals, this mechanical calculation would result in an amount equal to the maximum dollar amount potentially payable that was originally calculated for each NEO. For fiscal 2012, the weights assigned to the CEO’s goals were 50% to pre-tax profit and 50% to GAAP diluted EPS.

•
The ECC then considers whether it is appropriate to 1) award the maximum dollar amount of non-equity incentive calculated based solely on the maximum pre-tax profit rate, 2) award the dollar amount of non-equity incentive award based on the strict mechanical calculation derived from the pre-established Goal Sheet, or 3) award a dollar amount of non-equity incentive at any number (including zero) so long as the dollar amount of the award ultimately determined does not exceed the maximum dollar amount potentially payable. In the past, the ECC has elected, in some cases, not to rely strictly on the mechanical calculation based on the Goal Sheet in its evaluation of each NEO. Instead, at year end, the ECC considers positive or negative aspects of performance and other factors that were not considered at the time of the establishment of the original Goal Sheet. Thus, it is possible that an NEO could not achieve any of the original financial and personal performance objectives but still receive an award so long as the amount does not exceed the maximum dollar amount calculated above or, if less, the maximum limitation based on the applicable percentage of salary. At the same time, it is possible that an NEO could achieve 150% of all financial goals and 100% of personal goals, but the ECC could reduce the amount payable to zero based on its discretionary evaluation of an NEO’s performance.

We believe that the design of our non-equity incentive plan is preferable to other plans because our plan:

•	Affords the ECC the ability to reduce or eliminate a potential award payable to an NEO whose performance lagged after reaching a pre-set mechanically calculated goal level or bonus limit;

•
Permits the ECC to disregard or adjust the strict mechanical calculations associated with formulaic criteria by using its business judgment to provide for a non-equity incentive award to an NEO for superior work performed in response to changing economic and business conditions, as well as unanticipated work performed as a result of changing dynamics in the market for our products and services; and

•
Allows for the ability of the ECC to reward efforts to create or preserve stockholder value that may not produce quantifiable tangible results within a fixed or predictable time period, which is important given the long-term characteristics of our business.

In addition to the cash compensation opportunities offered to our NEOs, the ECC believes that it is critical to offer long-term equity incentive awards and other benefits as follows:

Long-term Equity Incentive Awards – The ECC provides a substantial portion of compensation to each of our NEOs in the form of long-term equity incentive awards.

Until fiscal 2012, this component of compensation was provided through grants of stock options under our 2000 Stock Incentive Plan. In fiscal 2012, the ECC, as discussed below and elsewhere in this section, decided to introduce restricted stock unit awards.

The ECC believes that equity awards align the NEOs’ interests with those of our stockholders by providing each NEO with an opportunity to share in the appreciation in the value of our Common Stock. The vesting terms of our equity awards provide a strong inducement for our executive officers to remain in long-term service to Comtech. In determining the level of annual grants of equity awards, for each respective NEO, our ECC considers the fair value of the awards as a component of total compensation. Our ECC has historically granted stock options with an exercise price equal to the market price on the date of grant.

Fair value of our stock options is based on the Black-Scholes fair value at the grant date, calculated for purposes of FASB ASC Topic 718. Fair value of our restricted stock units is based on the market value of our shares at the grant date, discounted to reflect the fact that no dividend equivalents will be credited on those awards.

The ECC’s decision to introduce restricted stock units in fiscal 2012 was based, in part, on a comprehensive compensation study that it authorized and the feedback our ECC received from our stockholders who indicated that our NEOs’ equity compensation package should include different types of equity awards.

The comprehensive compensation study (which is discussed on pages 29-32), found that value realized from previously granted stock options was very low for all of our NEOs. In fact, when compared to the CEOs of the peer group, our CEO realized the lowest value from stock options in fiscal 2011.

In fiscal 2012, based on the recommendation of our Nominating and Governance Committee to our Board of Directors in connection with the adoption of revised equity ownership interest guidelines, non-employee directors and NEOs are required to retain any shares received from the exercise of stock options or the delivery of shares pursuant to a restricted stock-based or similar award, less the number of shares used for the payment of any related exercise price and applicable taxes, until that particular non-employee director or NEO meets their applicable equity ownership interest guideline which is discussed in the below section entitled “Other Policies and Practices Related to Our Compensation Program for Named Executive Officers (“NEOs”).

The level of annual grants of stock options and other stock-based awards, for each respective NEO, is determined by our ECC on an annual basis considering the individual NEO’s total compensation package and each individual’s overall performance with a view toward maintaining aggregate internal pay equity. The largest individual equity awards are to our CEO to recognize his impact on our future success and reflect the ECC’s desire to encourage his long-term service. Our ECC also believes that our CFO plays a unique and significant role in ensuring the short-term and long-term integrity and oversight of our financial reporting practices. As such, in order to ensure that our CFO remains properly incentivized, he generally receives a higher proportion of his total compensation in the form of his annual long-term equity incentive award, which is intended to focus our CFO on maintaining sound long-term financial reporting practices. Under certain circumstances, our 2000 Stock Incentive Plan allows us to recover an amount equal to any gain realized as a result of the exercise of any stock option or the vesting of other stock-based awards, if an NEO engages in detrimental activities.

Our NEOs who are subsidiary presidents generally receive annual equity awards that historically have had a grant date fair value that is lower in proportion to their total compensation; however, their maximum non-equity incentive plan awards represent a higher proportion. This reflects the ECC’s belief that NEOs, who are subsidiary presidents, can more directly impact the annual financial results of the operations they directly oversee.

The ECC considers total compensation expense in determining the specific number of awards for any given fiscal year. Equity awards are generally granted to our NEOs on an annual basis on or about the same date that we provide an annual grant to all of our employees.

We currently time our annual equity award granting process for continuing employees to occur in June of each fiscal year which aligns with the timing of our annual business planning process.

Our ECC values options as a component of compensation when the awards are being granted. Historically, our ECC did not alter the level of its grants based on the built-up value of previously granted options or value realized by executives by exercising previously granted stock options.

In June 2012, the ECC determined that the fair value of equity awards granted to our NEOs would be held to approximately the same levels as the annual grants that were issued in June 2011. Those grants were reduced more than 50% from fiscal 2010 levels and reflected the ECC’s belief that our stock was temporarily undervalued due to the performance of our stock over a three-year period. In June 2012, based on the same considerations it had identified in fiscal 2011, our ECC believed that our NEOs should not benefit by receiving the same value of stock-based awards as compared to the prior fiscal years' stock-based awards given our stock’s performance.

Our NEOs have not realized any economic value for stock options granted during the three fiscal years ended July 31, 2012.

Other Annual Compensation and Benefits – Although direct compensation, in the form of salary, non-equity incentive awards and long-term equity incentive awards provide most of the compensation to each NEO, we also provide for the following items of additional compensation:

•
Retirement savings are provided by our tax qualified 401(k) plan, in the same manner available to all U.S. employees. This plan includes an employer matching contribution which is intended to encourage employees (including our NEOs) to save for retirement.

•
Health, life and disability benefits are offered to NEOs in the same manner available to all of our U.S. employees. However, our CEO has elected to enroll in a non-Company sponsored healthcare plan. We provide additional life insurance policies for our CEO and each of our NEOs.

•
Perquisites are provided at modest levels to NEOs, primarily in the form of an automobile allowance and, for the CEO, a monthly expense allowance. These are intended to recognize senior employee status and provide additional compensation at a relatively low cost.

Mix of Compensation Elements

Our pre-tax profit and total compensation (including both cash-based non-equity incentive awards and non-cash equity-based incentive awards) are expected to trend together over the long-term, although in any given year there may be some variability. Under this approach, in fiscal years that pre-tax profit or GAAP diluted EPS declines, non-equity incentive compensation is likely to decline. Conversely, in fiscal years that pre-tax profit or GAAP diluted EPS increases, non-equity incentive compensation is likely to increase.

The ECC intends that the metrics and mix of compensation elements it uses will ultimately align total NEO compensation with long-term stockholder performance.

In establishing compensation for any given fiscal year, the ECC considers overall internal budgets and global economic conditions; however, our ECC believes that the mix of compensation for any given fiscal year should be heavily weighted towards incentive-based compensation.

The chart below reflects the mix of total compensation based on fixed and incentive-based amounts, for our NEOs as reflected in the table entitled “Summary Compensation Table – Fiscal 2012.”

CEO
Other NEOs
100%
90%
80%
70%
60%
50%
40%
30%
20%
10%
0%
86%
14%
73%
27%
82%
18%
61%
39%
74%
26%
56%
44%
FY 2010
FY 2011
FY2012
Fixed Compensation
Incentive-Based Compensation

The increase in the percentage of fixed compensation in fiscal 2011 and 2012 as compared to fiscal 2010 is attributable to our ECC’s decision to lower the value of long-term equity incentive awards (i.e., stock options and restricted stock units) granted to our NEOs due to our ECC’s conclusion that our stock was significantly but temporarily undervalued.

In determining the mix and type of long-term equity incentive awards (which is included in the incentive-based compensation amounts in the above table), the ECC believed the total value of long-term equity incentive awards in fiscal 2012 should be allocated 50% in the form of stock option awards and 50% in the form of restricted stock units. In prior years, long-term equity incentive awards consisted solely of stock option awards. The ECC believes that the portion of long-term equity awards attributable to stock options directly align the NEOs’ interests with those of our stockholders by providing each NEO with an opportunity to share in the appreciation in the value of our Common Stock. The ECC believes that the portion of equity awards attributable to restricted stock units provide significant alignment with stockholders, but promotes retention and long-term service independent of stock price movements.

Other Policies and Practices Related to Our Compensation Program for Named Executive Officers (“NEOs”)

Employment Agreements

Historically, our ECC has shied away from having employment agreements with our NEOs, except for our CEO. This is a result of its decision to rely on a relatively straight-forward pay-for-performance compensation program, focused on our NEOs’ opportunity to share in the success of growing our business and as a means to attract and retain employees. To date, our ECC has relied on our history of fair treatment of NEOs as a basis for not entering into employment agreements, other than with our CEO. Given the unique role that our CEO plays within Comtech, our employment agreement with our CEO is intended to promote careful and complete documentation and understanding of employment terms, prevent uncertainty regarding those terms, promote good disclosure of those terms, help meet regulatory requirements under tax laws and other regulations and discourage frequent renegotiation of the employment terms.

Our ECC utilized an independent executive compensation consulting firm to advise and assist the Committee in its negotiation of an employment agreement with our CEO whose contract was expiring on July 31, 2011. Our ECC believed that many of our institutional stockholders and their advisors (such as Institutional Shareholder Services Inc. and Glass Lewis & Co.) did not favor “modified single-trigger” and tax “gross-up” terms relating to severance and other payments following a change-in-control. The ECC confirmed this with its independent executive compensation consulting firm. In fiscal 2012 (August 2011), we entered into an amended and restated employment agreement with our CEO which took into account these policy positions. The amended and restated employment agreement governs the terms of the CEO’s employment through fiscal 2014. The principal elements of his compensation, which include salary, non-equity incentive and stock-based incentive opportunities, continue at the same levels as in effect under the employment agreement which expired on July 31, 2011. The most significant changes to the CEO’s amended and restated employment agreement are as follows:

•
The amended and restated agreement eliminates a provision that would have provided for severance and other benefits if, during the two years following a change-in-control, the CEO elected to terminate his employment (referred to as a “modified single-trigger” provision). In its place, the amended and restated agreement provides for severance and other benefits if circumstances constituting “Good Reason” (as defined) arise within two years after a change-in-control and the CEO elects to terminate employment for Good Reason no later than the earlier of two years after the Good Reason first arose or 2.5 years after the change-in-control.

•
Good Reason would arise if the CEO were assigned duties materially inconsistent with, or there occurred any other material adverse change in, his position, authority or responsibilities before the change-in-control. This provision would also be triggered if, after a change-in-control, (i) the CEO is not the most senior executive officer of the ultimate parent entity of the group that includes Comtech or that parent entity is no longer a publicly held company, or (ii) the CEO is required by the board of directors of the surviving entity to implement a significant business strategy or policy, such as a material acquisition or disposition of assets, change in capitalization, or reduction in force, which was not approved by a majority of the pre-change-in-control Comtech directors and was not approved by the CEO in his capacity as a director. Good Reason also would arise if, after a change-in-control, the CEO’s compensation were materially reduced, including if his annual non-equity incentive award is paid out at less than 80% of the average of the annual incentive awards for the three fiscal years prior to the change-in-control, or if his workplace were relocated by more than 50 miles.

•
The amended and restated agreement eliminates the “gross-up” payable to the CEO if payments under the agreement following a change-in-control were to subject him to the federal golden parachute excise tax. Instead, the amended and restated agreement provides that payments under the agreement would be reduced if doing so, and thereby avoiding the excise tax, would place the CEO in a better after-tax position, but if the excise tax is triggered it will be payable by the CEO without reimbursement by us.

•
The amended and restated agreement provides for continuation of a monthly expense payment (the amount of which is $1,250) which the CEO has been receiving since fiscal 2010. The CEO may use this non-allocated expense payment for any purpose. Following a termination of the CEO, the CEO would be entitled to a lump-sum payment in lieu of continuation of this benefit in the amount of $22,500 for a pre change-in-control termination by us without cause, or by the CEO as a result of breach of the agreement, or $37,500 for a post change-in-control termination by the CEO for Good Reason or by us without cause.

Severance Agreements

We do not have severance agreements with any of our NEOs (other than our CEO); however, these NEOs participate in our company-wide severance plan which provides U.S. employees, who are terminated by us without cause, with severance equal to two weeks of salary if they have less than five years of service, three weeks of salary for more than five years but less than fifteen years of service, and four weeks of salary for fifteen or more years of service. This plan does not provide outplacement services or subsidized medical coverage. The plan provides our ECC with the discretion to increase the number of weeks of separation pay that these NEOs may receive.

All of our NEOs (including our CEO) are eligible to receive non-equity incentive plan award payments for the applicable fiscal year equal to the pro-rata portion of the NEO’s applicable maximum pre-tax profit rate multiplied by the actual amount of pre-tax profit (as defined) during the year of separation for death, disability, or involuntary termination. These payments require the execution of a general release in favor of the Company. It has been our practice to negotiate the actual terms of separation with our NEOs at the time of their separation.

Pursuant to the terms of an amended and restated employment agreement effective at the start of our fiscal 2012 (August 1, 2011), our CEO is entitled to liquidated damages payable if his employment is involuntarily terminated without cause. The liquidated damages would be an amount equal to his base salary, at the rate in effect, for the full unexpired term of the employment period and an amount equal to his non-equity incentive compensation for the full fiscal year in which the termination occurred.

As discussed further below, although we do not have stand-alone severance agreements, severance protection, in certain situations, is included in our NEOs’ change-in-control agreements.

Change-in-Control Agreements

The ECC believes that one of our greatest strengths is our management and workforce, so that an acquirer could be expected to pay more to acquire the Company with the team remaining intact after the acquisition. As such, our change-in-control provisions, currently in effect, require what is commonly called a “double-trigger.” In other words, upon a change-in-control, severance is payable only in the event of involuntary termination without cause or resignation for Good Reason (as defined) by the NEO. In addition, our agreements with our NEOs (other than our CEO) are restrictive in that they enable an acquirer, under certain circumstances, if it wishes to do so, to potentially delay termination for Good Reason by these NEOs due to a change in job duties for a period of one year after the change-in-control.

We believe that change-in-control agreements provide important protection to our NEOs, in the form of severance commitments and improved job security. This protection is intended to provide a number of important benefits to us. First, it permits our NEOs to evaluate a potential change-in-control transaction while relatively free of concern for his or her own situation, minimizing the conflict between his or her own interests and those of our stockholders. Second, change-in-control transactions take time to unfold, and ensuring a stable management team can help to preserve our operations in order to enhance the value delivered to the buyer – and thus the price paid to our stockholders – from a transaction. Third, if a transaction falls through, keeping our management team intact can help us to continue our business without undue disruption. Each of our NEOs is protected by an agreement that provides for change-in-control protection in the event they are terminated by us without cause or by them in specified circumstances (such as for Good Reason) in the two years following a change-in-control. Severance protection is provided under the change-in-control agreements, except for our CEO who receives this protection pursuant to his employment agreement. Severance protection is important to us and is intended to be fair and competitive to aid in attracting and retaining experienced executives. Several years ago, we conducted an assessment of the market competitiveness of our practices and, among other items, determined that it was appropriate to make separation payments based on a level or “tier” to which the NEO is assigned. The assignment of our NEOs to applicable tiers is shown in a table under the heading “Potential Payments Upon Termination or Change-in-Control.”

Pursuant to the terms of an amended and restated employment agreement, effective at the start of our fiscal 2012, our CEO is entitled to payments upon resignation within 2.5 years of a change-in-control if the resignation is for “Good Reason” as defined, a “double-trigger” provision.

Indemnification Agreements

We have also entered into indemnification agreements with all of our NEOs and each member of our Board of Directors that provide for indemnification by the Company against certain liabilities incurred in the performance of their duties.

Minimum Equity Ownership Interest Guidelines and Mandatory Holding Periods

In fiscal 2012, as discussed throughout this “Compensation Discussion and Analysis” section, the ECC made various changes to our compensation program. In connection with these changes, our Board of Directors (based on the recommendation of the Nominating and Governance Committee) also adopted increased minimum equity ownership interest guidelines and related holding requirements for our NEOs and our non-employee directors. The Board believed these changes further align our NEOs’ and our non-employee directors’ interests with the interests of our stockholders.

The minimum equity ownership interest guidelines adopted for our CEO, our NEOs and our non-employee directors are as follows:

Title	Minimum Equity Ownership Interest
CEO	6x annual base salary
Non-Employee Directors	6x annual cash retainer
All Other NEOs	Lower of 2x annual base salary or 20,000 shares

In establishing the guidelines for our CEO and non-employee directors, our Board of Directors considered that these levels are considered to be “robust” under the polices issued by Institutional Shareholder Services Inc. (“ISS”), a leading proxy advisory services firm for many of our institutional stockholders. NEOs that join Comtech or are promoted in the future must satisfy these guidelines within approximately six years of holding such position. As of November 20, 2012, all of our NEOs except for Mr. Rouse, who only rejoined our company in February 2011, held equity positions that met their applicable guidelines. Mr. Rouse has until the date of the Fiscal 2016 Annual Meeting of Stockholders to meet these guidelines.

In fiscal 2012, the Board of Directors approved the increased minimum equity ownership interest guidelines shown above. The Board of Directors also modified the annual equity compensation for non-employee directors, which previously had been 100% in the form of an annual grant of 15,000 stock options. Starting in fiscal 2012, our non-employee directors will receive restricted stock units rather than stock options if they do not meet the minimum equity ownership guidelines. In such cases, the value of restricted stock units to be granted to non-employee directors would be limited to the Black Scholes value of 15,000 stock options on the grant date, and the number of stock options would be correspondingly reduced. Thus there would be no change in the aggregate value of equity compensation granted in any given fiscal year. Once a director has reached their minimum equity ownership, they can once again receive annual grants of stock options. Our stockholders approved an amendment to our 2000 Stock Incentive Plan (during fiscal 2012) to implement this change in the non-employee director compensation program. Non-employee directors, other than Dr. Sloane, have until the date of the Fiscal 2016 Annual Meeting of Stockholders to meet these new equity ownership guidelines. Dr. Sloane, who was first elected in January 2012, has until the date of the Fiscal 2017 Annual Meeting of Stockholders. As of November 20, 2012, none of our non-employee directors, except for Mr. Kantor, have met the equity ownership interest guidelines.

Until applicable minimum equity ownership interest guidelines are met, non-employee directors and executive officers (including our CEO) are now required to hold any shares received from the exercise of any stock options issued in fiscal 2011 or later or the delivery of shares pursuant to a restricted stock-based award, less the number of shares used for the payment of any related exercise price and applicable taxes. Once executive officers or non-employee directors have met their applicable equity ownership interest guideline, they are required to maintain their minimum equity ownership interest through the end date of their employment or directorship position.

The ECC can waive or defer an individual’s compliance with the equity ownership interest guidelines if it determines that compliance would impose an undue financial hardship on the individual or if it is not in our best interests to apply these guidelines to that individual. In order to facilitate compliance with the equity ownership interest guidelines, the ECC can determine that a portion of an NEO’s annual non-equity incentive plan award may be settled in the form of restricted stock units, with the number of restricted stock units to be granted in lieu of cash based on the fair market value of the Common Stock underlying the restricted stock units at the time of settlement of the awards. To date, the ECC has not settled any portion of a non-equity incentive plan award payment in restricted stock units.

Insider Trading Policy

We recognize that our NEOs and directors may sell shares from time to time in the open market to realize value to meet financial needs and diversify their holdings, particularly in connection with exercises of stock options. All such transactions are required to comply with our insider trading policy. When selling their Comtech shares, our executives and non-employee directors are encouraged to utilize SEC Rule 10b5-1 trading plans.

Hedging Policy

We have a policy that precludes NEOs and directors from short selling or buying exchange-traded put options or call options associated with our stock, without the advance approval of our ECC. We restrict these transactions because they could serve to “hedge” the NEO’s or director’s risk of owning our stock and otherwise can be highly speculative transactions with respect to our stock.

Tax Deductibility of NEO Compensation

Section 162(m) of the Internal Revenue Code generally limits the annual tax deduction to $1.0 million, per executive, for compensation paid to our CEO and certain NEOs. Under the rules of Section 162(m), our CFO is not subject to this limitation. Certain forms of compensation are also exempt from this deductibility limit, one of which is qualifying “performance-based compensation.” As a matter of policy, we structure our non-equity incentive awards and equity incentive awards with the intent that they should be substantially deductible without limitation under Section 162(m).

Our ECC retains authority to approve non-tax deductible compensation. Our ECC intends to exercise this authority in circumstances in which it concludes these payments enhance our Company’s ability to attract, retain and appropriately reward executives and therefore is in the best interests of our Company and its stockholders.

2012 and 2011 Independent Comprehensive Review of Executive Compensation

In June 2011, our ECC engaged Steven Hall, an independent executive compensation consulting firm, to perform a comprehensive review of our executive compensation. Steven Hall was also retained to assist the ECC in its negotiations relating to an amended and restated employment agreement with our CEO.

At the start of our fiscal 2012 (August 1, 2011), the ECC completed its negotiations and authorized us to enter into an amended and restated employment agreement with our CEO which included more restrictive terms related to change-in-control severance and benefits including:

•	a change from a so-called “modified single trigger” to a “double trigger” provision, and

•	eliminating the so-called tax “gross-up” provision payable by Comtech if severance and benefits were to trigger an excess golden parachute excise tax.

The 2012 and 2011 independent comprehensive review of executive compensation included an assessment of total direct compensation which included a review of values realized or realizable from long-term equity incentives for the NEOs.

For comparison purposes, the survey initially used a “peer group” of comparable telecommunications equipment companies. The companies were selected first by using the peer group used previously by ISS which we believe provides voting recommendations on proxy proposals to a number of institutions that hold Comtech stock. Because one-third of that peer group had ceased to be independent public companies since that group was identified, our consultant augmented the eight companies remaining in that group with six additional telecommunications equipment companies with comparable revenues and market capitalization.

The companies in the peer group used in the benchmark study and analysis performed were as follows:

Arris Group, Inc.	Black Box Corp.
Ciena Corp.	EMS Technologies, Inc.
F5 Networks, Inc.	Harmonic, Inc.
KEMET Corp.	Loral Space & Communications, Inc.
NETGEAR, Inc.	Polycom, Inc.
Powerwave Technologies, Inc.	Rogers Corp.
Teledyne Technologies, Inc.	ViaSat, Inc.

For purposes of the benchmark study, the report compared salary, total cash compensation (salary plus annual non-equity incentive) and total remuneration (total cash compensation plus long-term equity-based incentives valued at their grant date). Compensation for the NEOs (excluding Mr. Rouse, who had assumed his current executive duties in February 2011) was benchmarked against that of executives with comparable positions.

The ECC was aware that our compensation program provides for a greater percentage of compensation in the form of the annual non-equity incentive award than most other companies, and relatively lower levels of long-term equity-based incentives than other companies. The benchmarking survey confirmed this, indicating that:

•	Fiscal 2010 compensation levels for salaries were generally positioned near median levels, except for the CFO’s salary which was substantially below median;

•	Total cash compensation at estimated target levels generally was above the 75th percentile;

•
Total remuneration levels, taking into account the grant-date fair value of annual long-term equity-based incentive awards and based on actual payout levels of annual non-equity incentive plan awards, were generally near the 75th percentile; and

•
Many CEOs in the peer group receive long-term incentives in the form of restricted stock as compared to our CEO who, until that time, had received his long-term incentives solely in the form of stock options.

The ECC believes that annual incentive plans for each comparable company were uniquely designed such that annual incentive targets are not comparable to the targets of other companies’ programs or as useful as the comparison of actual or realized total remuneration levels. The total compensation as reported in the “Summary Compensation Table” reflects the grant-date fair value of long-term equity-based awards (a theoretical value determined under GAAP), but actual compensation that our NEOs may realize from stock options will, in fact, align with actual stock performance over the years following the grant. Thus, the ECC believes that, given our stock performance over the past three fiscal years (see chart on page 16 under the caption entitled “Overview”), the actual compensation that our CEO could in fact realize from his equity awards in recent years should reflect the underperformance of our stock due to the loss of the BFT-2 program.

In reviewing actual fiscal 2011 total compensation and assessing values realized or realizable from long-term incentives for the NEOs, the benchmark study noted the following:

•	Salaries generally ranged from slightly below the median to the 67th percentile (one of our business unit President’s salary was above the 75th percentile);

•	Non-equity incentive plan payouts were in the upper two quartiles for four of the five NEOs;

•	Long-term incentives (valued at grant date) were in the lowest quartile for all NEOs;

•	Total compensation levels fell in a range near median levels for four of the NEOs; and

•
Our CEO’s total fiscal 2011 compensation (as reported in the “Summary Compensation Table”) when compared to CEOs of comparable companies, generally placed in the upper quartile; however, when compared to these same CEOs, our CEO’s long-term equity-based incentives provided the lowest realized or realizable value for the then-latest fiscal year, and for the previous three fiscal years were at the 32nd percentile of the CEOs in the peer group for value realized and realizable from long-term incentives, which was aligned with our recent stock performance.

In assessing fiscal 2011 compensation, Steven Hall performed additional analyses and supplemented the 2010 benchmark study peer group with KVH Industries Inc., Harris Corporation, Hughes Network Systems, LLC and Gilat Satellite Networks Ltd. This additional analysis supported the findings in the benchmark study.

In addition, in reviewing the benchmarking study, the ECC reviewed equity awards granted to our NEOs since August 2006 and found that, as of the end of fiscal 2011, the values realized were very low compared to the grant date fair values that had previously been reported as compensation to the NEOs. Notably, many CEOs in the peer group receive long-term incentives in the form of restricted stock, performance shares, or other types of awards that provide compensation payouts even when stock price fails to appreciate, while all of our equity awards were previously granted as stock options that will have no realizable value if our stock price fails to appreciate. These results demonstrate that actual realized or realizable compensation from our long-term incentives has been aligned with our actual stock price performance in the 2007 – 2011 periods. Nevertheless, as discussed below, based on the ECC’s assessment of the independent comprehensive review prepared by Steven Hall, the ECC implemented certain changes to our corporate NEOs’ compensation plan in fiscal 2012.

The following changes to our annual incentive program were implemented by the ECC in fiscal 2012:

•
Weighted pre-tax profit and GAAP diluted EPS performance metrics were adopted for our CEO at 50% each, so that the total equaled 100%. These metrics provided guidance to the ECC in determining the amount of annual incentive and, as pre-set goals based on our business planning for fiscal 2012, served as an incentive to the CEO to vigorously implement our business strategy;

•
Adopted minimum thresholds for the pre-tax profit and GAAP diluted EPS targets for our CEO (as we historically have required for all of our other NEOs), as guidance for the ECC in its exercise of discretion at year end; and

•
Weighted pre-tax profit and GAAP diluted EPS performance goals (with minimum thresholds) for our other corporate NEOs were adopted, with a target level weighting of 37.5% each, and also assigned specific personal goals that had a weight of 25%, so that the total target level equaled 100%.

In making these changes, the ECC concluded that the introduction of a GAAP diluted EPS goal in fiscal 2012, although closely aligned to pre-tax profit, would introduce other elements of corporate performance such as dilution from share issuance, reverse dilution from share repurchases, and tax efficiency for purposes of determining annual non-equity incentive based award payouts. The ECC also believed that a GAAP diluted EPS measure would further align executive compensation with stockholder interests and would take into account the feedback that it had received from stockholders that a GAAP diluted EPS metric should be adopted as a performance benchmark for our CEO. The ECC established fiscal 2012 goals at a level it deemed challenging, but with a roughly even likelihood of being achieved, after its review of our fiscal 2012 business plan and taking into consideration both our acquisition strategy and the potential repurchase of our common stock in fiscal 2012 pursuant to our existing stock repurchase program.

Ultimately, the ECC expected actual non-equity incentive awards for our NEOs to be materially lower in fiscal 2012 as compared to fiscal 2011. In fact, our CEO’s final award in fiscal 2012 was 46.5% lower than his fiscal 2011 annual incentive award and 48.1% lower than his fiscal 2010 annual incentive award. Likewise, our CFO’s fiscal 2012 annual incentive award was 42.1% and 44.4% lower than his fiscal 2011 and 2010 annual incentive awards, respectively.

The ECC recognizes that compensation levels for our CEO were above median levels, but believes that the lower level of total compensation in fiscal 2012 has placed total compensation within a reasonable range with respect to comparable executives in our industry. The ECC believes that a number of factors make our compensation program appropriate:

•
The management team, and particularly the CEO, has extensive experience and an outstanding track record in the telecommunications equipment industry. The long-term performance of Comtech as measured by profitability and stockholder value has been superior as compared to relevant benchmarks (see below);

•
Even in the face of declining consolidated sales (due to the loss of the BFT-2 contract and challenging business conditions), management delivered GAAP diluted earnings per share that exceeded projected levels for fiscal 2012, and solid levels of profitability;

•
The Company’s cash position provides our Board with the opportunity to authorize the repurchase of our stock, pay annual dividends, and make strategic acquisitions. The ECC believes that our NEOs have a superior record of deploying capital productively and integrating acquisitions; and

•
Our corporate executive team is lean. Our corporate NEOs oversee functions, such as legal, human resources, information technology, investor relations, and administration that, at many companies, have a separate department led by a senior executive officer. As such, benchmark comparisons of actual compensation based on title alone may not be fully comparable to the responsibilities of a given Comtech executive.

The ECC is mindful that the CEO, over his more than forty-year career with Comtech, has delivered long-term value to stockholders which has been exceedingly good, and is a record matched by few CEOs. As illustrated on the chart under the “Overview” caption on page 17, for the past ten years (the periods of July 31, 2002 to July 31, 2012), our stock has significantly outperformed its peers and relevant benchmarks. During this time frame, our total stockholder return was 607.5% as compared to the S&P 600 Small Cap Index, the Russell 3000 Index, the S&P 500 Index, and the GICS 4520, which were 122.5%, 59.5%, 51.3%, and 263.4%, respectively. Comtech’s stock performance over this period represents an average annual return of 21.6%.

The ECC views the CEO as an exceptional leader for Comtech’s future, and has sought to retain him in his role, provide him incentives to grow Comtech and its profitability and reward him for returning long-term value to stockholders.

The ECC believes that our NEOs’ fiscal 2012 compensation awards align with our fiscal 2012 performance and our long-term stockholder returns.

Consideration of Stockholder Input

In making its fiscal 2012 determinations, the ECC took into account the voting results of our stockholders’ advisory vote on executive compensation which took place at our January 2012 annual meeting of stockholders (the “say-on-pay” advisory vote). At this meeting, our stockholders approved our executive compensation program by a vote of 68.4% of votes cast.

The principal feedback of stockholders who opposed our say-on-pay proposal last year appeared to be that compensation of our CEO was “disconnected” from our corporate performance, particularly the performance of our stock. Although we believe that fiscal 2011 compensation was aligned with profitability, it appeared misaligned with our stock price which had declined in response to our loss of the BFT-2 contract. We received suggestions from stockholders such as that we include a GAAP diluted EPS metric in assessing performance, and that we offer different types of long-term equity incentive awards (i.e., other than stock option awards).

In fiscal 2012, based on this feedback and its assessment of our compensation plan, as discussed throughout this Compensation Discussion and Analysis section, the ECC made various changes to our compensation program. These changes included the adoption of fiscal 2012 goals for our CEO and other NEOs (with company-wide responsibilities) which includes a GAAP diluted EPS metric. In order to improve future stockholder support, the ECC and management also:

•	Reviewed aspects of the our executive compensation program that had been questioned;

•	Engaged in stockholder outreach efforts; and

•	Evaluated and implemented improvements to our program.
During fiscal 2012, the ECC also requested that its independent compensation consultant, Steven Hall, assess our executive compensation program in light of recently released guidelines of ISS, a firm that advises institutional shareholders on proxy voting. We believe that a number of our institutional stockholders make voting decisions on our say-on-pay proposals based on guidance from ISS. Our ECC asked its independent compensation consultant to evaluate our compensation program in light of those guidelines, first at mid-year on a projected basis so that the ECC could take such guidance into account in making compensation decisions, and again near year end to assess our responsiveness to areas of concern to institutional stockholders. In particular, our ECC sought to position our CEO’s fiscal 2012 compensation at a level that had a good degree of alignment with performance, relative to peer companies, and at a level that was reasonable in relation to the median of CEO pay at peer companies, employing the criteria in the proxy advisory firm’s guidelines.

Ultimately, total compensation of our CEO in fiscal 2012 was substantially reduced as compared to fiscal 2010 and 2011. This substantial reduction in compensation was in line with the performance of other financial metrics, particularly pre-tax profit, but also was aligned with our total stockholder return for fiscal 2012 which was 5.4%.

Based on the aforementioned changes to our compensation program in fiscal 2012, the ECC believes that stockholders are likely to be more supportive of our program in fiscal 2012.

Determination of Compensation for Fiscal 2012

As discussed in the “Overview” section of this “Compensation Discussion and Analysis” section, our ECC made decisions regarding fiscal 2012 executive compensation with an expectation that our operating performance would be substantially below levels achieved in fiscal 2010 and 2011. This led the ECC to the decisions to provide for reduced levels of both annual non-equity incentive awards and long-term equity incentive awards, which had the effect of substantially reducing total compensation to our NEOs as reflected in the "Summary Compensation Table".

The elements of total fiscal 2012 compensation are discussed below:

2012 Salaries and Bonus Awards

For fiscal 2012, the following salaries were in effect.

NEO	Salary
Fred Kornberg	$715,000
Michael D. Porcelain	365,000
Robert G. Rouse	340,000
Robert L. McCollum	390,000
Richard L. Burt	355,000

In August 2011 (the start of our fiscal 2012), the ECC approved a salary increase for our CFO for fiscal 2012, from $340,000 to $365,000. The increase to our CFO’s salary was based on the ECC’s review of a benchmarking study, which indicated that the CFO’s salary was significantly below a comparative benchmarked group. No other NEO, including our CEO, received a salary increase in fiscal 2012.

For fiscal 2013, the ECC approved salary increases for the NEOs ranging from 2.8% to 4.1%, consistent with our overall merit increases for most of our employees. The ECC took into consideration the fact that salaries for most of the NEOs had not increased in the previous fiscal year.

In fiscal 2012, none of our NEOs received cash bonuses as they are defined by SEC rules.

2012 Non-Equity Incentive Plan Awards

A summary of our non-equity incentive plan awards for fiscal 2012 is listed below:

Named Executive Officer	Maximum Award Opportunity (in Percent) of Pre-Tax Profit	Actual Award (in Percent) of Pre-Tax Profit	Maximum Award Opportunity (in Dollars)	Actual Award (in Dollars)
Fred Kornberg	4.5000%	3.3350%	$3,575,000	$1,804,126
Michael D. Porcelain	0.6875%	0.6375%	1,095,000	333,362
Robert G. Rouse	0.6188%	0.4877%	1,020,000	255,026
Robert L. McCollum	2.0625%	0.8119%	1,170,000	305,698
Richard L. Burt	2.7500%	1.8326%	1,065,000	136,921

The maximum award opportunities listed in the above schedule were limited based on a percentage of salary of 300% for each NEO, other than our CEO whose percentage limit was equal to 500%.

The award opportunities established for Messrs. Kornberg, Porcelain and Rouse were based on company-wide pre-tax profit and GAAP diluted earnings per share (“EPS”) and, in the case of Messrs. Porcelain and Rouse, individual performance goals (as discussed below). The award opportunities for Messrs. McCollum and Burt were based on the pre-tax profit and other financial metrics of the business operations that they are responsible for and individual performance goals.

Each individual NEO also received a Fiscal 2012 Goal Sheet which contained performance goals related to:

•	pre-tax profit;

•	GAAP Diluted EPS (for the CEO, CFO and Mr. Rouse);

•	new orders (for Messrs. McCollum and Burt);

•	a measure of “free” cash flow for applicable operations supervised (for Messrs. McCollum and Burt); and

•	a series of personal goals (for NEOs other than our CEO).

The free cash flow measure utilized in fiscal 2012 approximated cash flows from operations as defined by GAAP, but excludes changes in intercompany accounts and is reduced by the level of capital expenditures incurred by applicable business operations.

The ECC views our annual incentive program as vital to incentivizing management to grow our core businesses, to offset declining profits relating to our MTS and BFT-1 contracts, and to contain expenses. The ECC established performance goals and corresponding potential payouts for fiscal 2012 that it believed would strongly support achievement of these goals for Comtech.

In making its year-end determination of the actual amount of awards payable in fiscal 2012 (which are further discussed below for each NEO individually), the ECC relied upon various schedules prepared by our CFO which were presented to the ECC by our CEO.

In calculating any GAAP reported financial information, the ECC relied on information subject to audit by the Company’s independent registered public accounting firm. The ECC reviewed each NEO’s performance in fiscal 2012 with the CEO and in executive session.

The ECC believes that the final award in fiscal 2012 for each of our NEOs reflects their specific individual contribution to our consolidated financial performance and is aligned with the results achieved.

A summary of the determination of the final non-equity incentive award payable in fiscal 2012 for each NEO follows:

Fred Kornberg – Mr. Kornberg received a 2012 non-equity incentive award of $1,804,126 which was primarily based on the level of the Company’s pre-tax profit and the ECC’s evaluation of his overall performance (which as discussed below, includes an assessment of an EPS goal that was established at the beginning of fiscal 2012).

Mr. Kornberg’s employment agreement in effect for fiscal 2012 entitled him to receive a minimum non-equity incentive award of $285,000 based on our fiscal 2012 results, if a specified level of pre-tax profits were achieved. In early fiscal 2012, the ECC determined that our CEO could earn a total non-equity incentive award for fiscal 2012 equal to 4.5% of pre-tax profit (as defined), less the $285,000, but only to the extent that the amount ultimately payable did not exceed a cap equal to five times his annual salary.

For fiscal 2012, the ECC specified target levels of pre-tax profit and EPS as financial goals, with pre-tax profit of $50,000,000 and EPS of $1.26 corresponding to a targeted payout of 3.0% of pre-tax profit. Of the total financial goals established, pre-tax profit and EPS goals were weighted 50% each.

The ECC’s pre-set guidelines relating to these goals specified that achievement at 150% would correspond to a maximum payout of 4.5% of pre-tax profit assuming no use of negative discretion related to the ECC’s broad-based evaluation of the CEO. If less than 70% of any individual financial goal was achieved, it was deemed that the financial goal was not achieved.

In using a formula based on pre-tax profit but with potential variability in the level of payout based on pre-tax profit performance and on EPS performance, our ECC sought to reward our CEO for his overall efforts. The amount of actual fiscal 2012 pre-tax profit (as defined) for purposes of calculating the CEO’s award was $52,293,536, which at the maximum award level would correspond to a payout of $2,353,209. The principal adjustments to our GAAP pre-tax profit for purposes of determining non-equity incentive compensation (for the CEO, CFO and the Senior Vice President, Strategy and M&A) were the elimination of expenses from stock-based compensation, restructuring expenses associated with our decision to wind-down our mobile data communication segment’s microsatellite product line, and costs associated with a potential competing proxy solicitation in fiscal 2012. The ECC next considered whether to exercise its negative discretion. The ECC determined to base its exercise of discretion by eliminating the restructuring expenses from the calculation of EPS, while stock-based compensation and proxy solicitation costs were included. As such, for purposes of its year-end exercise of discretion, EPS achieved was deemed to be $1.48.

Under the pre-set guidelines relating to pre-tax profit and EPS, the level of actual pre-tax profits (as defined) of $52,293,536, represented 104.59% of the target level, and the amount of EPS calculated represented 117.74% of the target level. As a result, the CEO’s potential award under the guidelines was $1,804,126. The ECC then considered other aspects of the CEO’s performance in determining the extent to which negative discretion should be exercised in determining the CEO’s final annual incentive payout.

The ECC considered a wide range of factors relating to our company’s overall performance in fiscal 2012 and our CEO’s efforts to position our company for future long-term growth. The reduced level of pre-tax profit in fiscal 2012 reflected the loss of the BFT-2 contract, and yet results for the year, particularly actual GAAP EPS, exceeded the ECC’s target. For fiscal 2012, our stock generated a total one-year stockholder return of approximately 5.4%.

Looking to the future, our CEO played an instrumental role in directing our fiscal 2012 research and development efforts so that we are capable of introducing new and innovative products and has directed the repositioning of our mobile data communications segment’s strategy. Based on these achievements and efforts, the ECC determined that the payment of the calculated annual non-equity incentive award of $1,804,126 was appropriate.

Michael D. Porcelain – Mr. Porcelain received a 2012 non-equity incentive award of $333,362 which was primarily based on the amount of company-wide pre-tax profit achieved in fiscal 2012 and the ECC’s evaluation of his overall performance (which as discussed elsewhere, includes an assessment of an EPS goal that was established at the beginning of fiscal 2012).

In early fiscal year 2012, the ECC established a maximum annual incentive formula for our CFO equal to 0.6875% of company-wide pre-tax profit. The CFO’s 2012 Goal Sheet included the same company-wide financial targets for pre-tax profit and EPS that would be considered by the ECC in its year-end evaluation of our CEO. Of the total financial goals established, pre-tax profit and EPS goals were weighted 37.5% each, with the remaining 25% based on pre-established personal goals.

The ECC’s pre-set guidelines relating to the financial goals specified that achievement at 150% would correspond to a maximum payout of 0.6875% of pre-tax profit including the achievement of all personal goals. If less than 70% of any individual financial goal was achieved, it was deemed that the financial goal was not achieved.

Under these pre-set guidelines related to pre-tax profit and EPS, the level of actual pre-tax profits (as defined) represented 104.59% of the target level and the amount of EPS calculated (as determined in the same way as for the CEO, as described above) for fiscal 2012 represented 117.74% of the target level.

The CFO also received five personal goals for fiscal 2012 which were: 1) achieve no significant accounting or export deficiencies, implement an electronic expense reporting system, and adhere to certain internal reporting requirements, 2) reduce corporate costs (excluding certain one-time costs) by a certain percentage from fiscal 2011 levels, 3) successfully execute our share repurchase program, 4) meet certain milestones with respect to our acquisition strategy, and 5) achieve a specified action with respect to investor relations.

The ECC concluded that Mr. Porcelain achieved all his personal goals for fiscal 2012. Combining these results, the ECC determined that Mr. Porcelain’s annual incentive according to its application of the pre-set guidance would be 0.5419%, representing 78.8% of the CFO’s maximum potential payout allowable under the non-equity incentive plan.

Based on the level of actual fiscal 2012 company-wide pre-tax profit achieved and the 0.6875% maximum pre-tax profit rate, the CFO was eligible to receive a maximum fiscal 2012 non-equity incentive award of $359,518. If the ECC utilized its negative discretion solely using a strict mathematical calculation based on the weighting of actual achievement of fiscal 2012 financial and personal performance goals, the fiscal 2012 incentive award payable to the CFO would have been $283,362. In determining the actual fiscal 2012 non-equity incentive award, the ECC considered the same positive and negative elements as it had for our CEO, as well as other factors, particularly important contributions the CFO has made to the development of the Company’s plan to increase long-term stockholder returns.

After considering the above factors, the ECC ultimately determined not to exercise negative discretion to the full extent suggested by the pre-set guidance, but instead to award Mr. Porcelain a non-equity incentive award of $333,362 or 0.6375% of company-wide pre-tax profit. This amount represents a reduction of $26,156 from the maximum amount that the CFO was eligible to receive. The ECC concluded that the final award, which is lower than the payout for fiscal 2011, was appropriate in light of the CFO’s overall contributions and efforts.

Robert G. Rouse – Mr. Rouse received a 2012 non-equity incentive award of $255,026, which was based primarily on the amount of company-wide pre-tax profit achieved in fiscal 2012 and the ECC’s evaluation of his overall performance (which as discussed elsewhere, includes an assessment of an EPS goal that was established at the beginning of fiscal 2012).

Early in fiscal 2012, the ECC established a maximum annual incentive formula for Mr. Rouse equal to 0.6188% of company-wide pre-tax profit. The Goal Sheet for Mr. Rouse included the same company-wide financial targets for pre-tax profit and EPS as those described above for the CEO and CFO.

The ECC’s pre-set guidelines relating to these financial goals specified that achievement at 150% would correspond to a maximum payout of 0.6188% of pre-tax profit, assuming the achievement of all personal goals. If less than 70% of any individual financial goal was achieved, it was deemed that the financial goal was not achieved.

Under these pre-set guidelines related to pre-tax profit and EPS, the level of actual pre-tax profit (as defined) represented 104.59% of the target level and the amount of EPS calculated (as determined in the same way as for the CEO, as described above) for fiscal 2012 represented 117.74% of the target level.

In addition, Mr. Rouse was assigned five personal goals for fiscal 2012, which were: 1) formalize a certain process at our subsidiaries; 2) finalize certain items related to our mobile data communication segment; 3) meet certain milestones with respect to our acquisition strategy; 4) finalize a product line transition strategy for specified business units; and 5) achieve a specified action with respect to investor relations. The ECC concluded that Mr. Rouse achieved all of his personal goals.

Combining these results, the ECC determined that Mr. Rouse’s annual incentive according to the guidelines would be 0.4877%, representing 78.8% of his maximum potential payout allowable under the non-equity incentive plan. Based on the level of actual fiscal 2012 company-wide pre-tax profit achieved and the 0.6188% maximum pre-tax profit rate, Mr. Rouse was eligible to receive a maximum fiscal 2012 non-equity incentive award of $323,566. In determining the actual fiscal 2012 non-equity incentive award, the ECC considered the same positive and negative elements as it had for our CEO, as well as other factors, particularly the important contributions that Mr. Rouse made to the development of the Company’s plan to increase long-term stockholder returns.

After considering the above factors, the ECC ultimately determined to award Mr. Rouse a non-equity incentive award based on the formulaic guidance of Mr. Rouse’s actual achievement of fiscal 2012 financial and personal performance goals. This resulted in a fiscal 2012 non-equity incentive award payable to Mr. Rouse of $255,026 or 0.4877% of company-wide pre-tax profit. The ECC believes the award to Mr. Rouse is appropriate in light of his overall contributions to our success.

Robert L. McCollum – Mr. McCollum received a 2012 non-equity incentive award of $305,698 which was primarily based on the level of fiscal 2012 pre-tax profit achieved for the business operations for which he is responsible and the ECC’s overall evaluation of his performance. In early fiscal 2012, the ECC established a maximum annual incentive formula for Mr. McCollum equal to 2.0625% of pre-tax profit of the business operations for which he is responsible.

Mr. McCollum’s 2012 Goal Sheet included financial objectives for his business operations relating to applicable pre-tax profit (as defined above), free cash flows (as defined above) and new customer orders (excluding intercompany orders). Mr. McCollum also received five personal goals for fiscal 2012 which were: 1) achieve a specified level of bookings, 2) achieve pre-defined levels of sales growth for a specific product line, 3) develop a new customer with the booking of a specified level of orders, 4) achieve a plan related to specific product line, and 5) achieve no significant accounting or export regulatory deficiencies, implement an electronic expense reporting system, and adhere to certain internal reporting requirements. The initial targets and individual level of actual achievement of these goals are not disclosed in this proxy because these matters are confidential business information, the disclosure of which could have an adverse effect on the Company. The ECC determined that Mr. McCollum achieved 77.7% of his fiscal 2012 financial and personal performance goals which represents 56.5% of Mr. McCollum’s maximum potential payout allowable under the non-equity incentive plan.

Based on the level of actual fiscal 2012 applicable pre-tax profit achieved and the 2.0625% maximum pre-tax profit rate, Mr. McCollum was eligible to receive a maximum fiscal 2012 non-equity incentive award of $776,583. The ECC then considered using its negative discretion solely using the strict mechanical calculation based on the weighting of actual achievement of fiscal 2012 financial and personal performance goals. This calculation would have resulted in a fiscal 2012 non-equity incentive award payable to Mr. McCollum of $438,718 or 1.165% of applicable pre-tax profit. This amount would have reflected a reduction of $337,865 from the maximum amount calculated.

In determining the actual amount of fiscal 2012 non-equity incentive payable, the ECC considered other aspects of Mr. McCollum’s performance. This evaluation was primarily based on the CEO’s input. The ECC concluded that it would make no other adjustment to the award based on other aspects of performance. However, based on Mr. McCollum’s request, the ECC reduced the $438,718 award amount by $133,020 so that the amount of the reduction could be reallocated as incentive awards to other employees who work for operations for which Mr. McCollum is responsible. The $305,698 fiscal 2012 non-equity incentive award represents 0.8119% of pre-tax profits for business operations for which Mr. McCollum is responsible.

Richard L. Burt – Mr. Burt received a 2012 non-equity incentive award of $136,921 which was primarily based on the level of fiscal 2012 pre-tax profit achieved for the business operations for which he is responsible and the ECC’s evaluation of his overall performance. In early fiscal 2012, the ECC established a maximum annual incentive formula for Mr. Burt equal to 2.75% of pre-tax profit of the operations for which he was responsible.

Mr. Burt’s 2012 Goal Sheet included financial objectives for his business operations relating to applicable pre-tax profit (as defined above), free cash flows (as defined above) and new customer orders (excluding intercompany orders). Mr. Burt also received five personal goals in fiscal 2012 which were: 1) achieve a pre-defined level of sales from a specified customer; 2) win an initial order for a specific product from a specified customer; 3) win orders from a specific customer at a pre-defined level; 4) develop a new customer and win a new order over a pre-defined level; and 5) achieve no significant accounting or export regulatory deficiencies, implement an electronic expense reporting system, and adhere to certain internal reporting requirements. The initial targets and individual level of actual achievement of these goals are not disclosed in this proxy because these matters are confidential business information, the disclosure of which could have an adverse effect on the Company. Overall, the ECC determined that Mr. Burt achieved 91.63% of his fiscal 2012 financial and personal performance goals which represents 66.6% of Mr. Burt’s maximum potential payout allowable under the non-equity incentive plan.

Based on the level of actual fiscal 2012 applicable pre-tax profit achieved and the 2.75% maximum pre-tax profit rate, Mr. Burt was eligible to receive a maximum fiscal 2012 non-equity incentive award of $205,459. The ECC then considered using its negative discretion solely using the strict mechanical calculation based on the weighting of actual achievement of fiscal 2012 financial and personal performance goals. This calculation would have resulted in a fiscal 2012 non-equity incentive award payable to Mr. Burt of $136,921 or 1.8326% of applicable pre-tax profit. In determining the actual amount of fiscal 2012 non-equity incentive payable, the ECC considered other aspects of Mr. Burt’s performance. This evaluation was primarily based on the CEO’s input. The ECC concluded that it would make no other adjustment to the award based on other aspects of performance. The $136,921 amount awarded to Mr. Burt by the ECC for his 2012 non-equity incentive award reflects a total reduction of $68,538 from the maximum amount payable of $205,459. The ECC believes that this amount appropriately corresponds to Mr. Burt’s overall performance in fiscal 2012.

2012 Long-term Incentive Awards

We have historically issued long-term incentive awards, primarily in the form of stock options, to our NEOs at the same time that awards are issued to other employees. Generally, this occurs once a year on a specific date. Throughout any given year, additional stock options may be issued to new employees or for specific reasons such as to promote retention, and reward or incentivize performance based on circumstances that existed at the time.

The ECC believes that long-term incentive awards should align with long-term stockholder returns; however, annual results will be variable.

In June 2011, our ECC concluded that our stock price was significantly and temporarily undervalued and our NEOs should not benefit by receiving the same value of stock-based awards as compared to the prior two fiscal years given our stock’s performance. In making this determination, our ECC also considered that stock-based awards granted to our NEOs for the prior two fiscal years were out-of-the-money and that these previously granted stock-based awards aligned our NEOs with our stockholders’ interest.

The ECC continues to view options as appropriate long-term incentives, as they compensate our NEOs only if they successfully raise our stock price over a long-term period. Our NEOs have not realized any economic value from stock options granted during the past three fiscal years ended July 31, 2012. The ECC's decision to award new long-term equity incentives in fiscal 2012 was based, in part, on a comprehensive compensation study that it authorized, and the feedback that our ECC received from our stockholders who indicated that our NEOs' equity compensation package should include different types of equity awards.

The comprehensive compensation study (which is discussed on pages 29-32), found that value realized from previously granted stock options was very low for all of our NEOs. In fact, when compared to the CEOs of the peer group, our CEO realized the lowest value from stock options in fiscal 2011.

In June 2012, based, in part, on the relatively flat performance of our stock price over the preceding year, our ECC concluded that the value of long-term equity incentive awards should be approximately the same as the reduced level in fiscal 2011. In the case of our CEO, the grant-date fair value of long-term equity incentives in fiscal 2012 was 59% less than the grant-date fair value of fiscal 2010 long-term equity incentives. The fair values of the June 2012 long-term incentive grants of the other NEOs, compared to their fiscal 2010 annual grants, were likewise reduced by 36% to 56% (excluding Mr. Rouse, who was not employed by us in fiscal 2010).

In fiscal 2012, as further discussed in the “Overview” and “Determination of Compensation Opportunities for NEOs” sections of this Proxy, the ECC determined to grant approximately 50% of the grant-date fair value of the regular long-term equity incentive (granted in June 2012) in the form of restricted stock units with performance measures (classified as Performance Share awards under our 2000 Stock Incentive Plan), and 50% as stock options. The ECC regards restricted stock units as promoting retention and long-term service independent of stock price movements and, therefore, more predictably than stock options alone. Restricted stock units also commit the Company to issue fewer shares than a comparably valued stock option. In order to ensure that the expense of restricted stock units will be tax deductible by us without limitation under Code Section 162(m), the restricted stock units include a condition providing that, if Comtech is not profitable in fiscal 2013 (based on pre-tax profits), the award will be forfeited.

The number of stock options and restricted stock units granted in fiscal 2012 by person, and their estimated fair values, were as follows:

Named Executive Officer	Number of Stock Options Granted	Number of Restricted Stock Units Granted	Estimated Fair Value of Awards at Grant Date
Fred Kornberg	50,000	12,435	$652,584
Michael D. Porcelain	45,000	4,974	408,122
Robert G. Rouse	42,500	4,353	375,511
Robert L. McCollum	10,250	2,550	133,802
Richard L. Burt	7,000	1,741	91,364

The equity awards shown in the above table, with the exception of certain October 2011 stock option awards (which are further discussed below) granted to Mr. Porcelain and Mr. Rouse, were granted in June 2012. The stock options awarded in June 2012 had an exercise price of $29.51 which was equal to the closing market price per share of our stock on the date of grant. All of the restricted stock units in the above table were granted on the same June 2012 date; however, because they do not pay dividend equivalents; the grant-date fair value of each restricted stock unit was $26.25.

The number of stock options granted in the above table to Mr. Porcelain and Mr. Rouse include grants of 25,000 each which occurred in October 2011. These options have an exercise price of $27.21 per share (which was the closing market price per share of our stock at the grant date). The ECC authorized these specific grants to provide further incentive to these two executives to maximize long-term stockholder returns.

All stock options in the above table provide for vesting at 20% per year on the first five anniversary dates of the grant date, with a stated expiration date of ten years after grant. In addition to the pre-tax profit condition applicable to the restricted stock units, the terms of the restricted stock units provide for vesting at a rate of 20% per year for five years. Restricted stock unit awards will be settled in Common Stock upon vesting, unless the executive has elected to defer settlement. All equity awards are subject to accelerated vesting in specified circumstances.

In determining the total level of grants to each individual NEO, the ECC considered the individual NEO’s total compensation package and each individual’s overall performance with a view toward maintaining aggregate internal pay equity. Our NEOs who are subsidiary presidents generally receive long-term equity incentive awards that historically have had a grant date fair value that is lower in proportion to their total compensation, with their maximum non-equity incentive plan awards representing a higher proportion. This reflects the ECC’s belief that NEOs who are subsidiary presidents can have a more direct impact on their annual financial results.

In June 2011, in connection with the lower value of fiscal 2011 stock option awards as compared to fiscal 2010, the Chairman of the ECC (who at that time was also a member of the Nominating and Governance Committee), recommended to the other members of the Nominating and Governance Committee that they consider recommending to the full Board of Directors that it increase minimum equity ownership interest guidelines and establish related holding requirements for our NEOs and our non-employee directors. These changes were adopted because our Board of Directors believed these changes further align the interests of our NEOs and our non-employee directors with the interests of our stockholders.

EXECUTIVE COMPENSATION

The table below provides information concerning the compensation of our NEOs for the fiscal years ended July 31, 2012, 2011 and 2010.

Summary Compensation Table - Fiscal 2012

Name and Principal Position	Fiscal Year	Salary	Bonus	(2) Option Awards	(3) Stock Award	(4) Non-Equity Incentive Plan Compensation	(5) All Other Compensation	Total
Fred Kornberg (1)	2012	$715,000	-	$326,165	$326,419	$1,804,126	$167,983	$3,339,693
Chairman, Chief Executive Officer	2011	715,000	-	659,820	-	3,370,838	163,242	4,908,900
and President	2010	695,000	-	1,573,845	-	3,475,000	100,402	5,844,247
Michael D. Porcelain	2012	365,000	-	277,554	130,568	333,362	35,983	1,142,467
Senior Vice President	2011	340,000	-	296,919	-	575,261	26,760	1,238,940
and Chief Financial Officer	2010	325,000	-	590,239	-	600,000	32,502	1,547,741
Robert G. Rouse (6)	2012	340,000	-	261,245	114,266	255,026	12,354	982,891
Senior Vice President,	2011	154,308	-	316,002	-	210,962	-	681,272
Strategy and M&A	2010	-	-	-	-	-	-	-
Robert L. McCollum	2012	390,000	-	66,864	66,938	305,698	38,730	868,230
Senior Vice President;	2011	390,000	-	178,151	-	410,000	46,390	1,024,541
President Comtech EF Data Corp.	2010	375,000	-	265,285	-	520,000	44,739	1,205,024
Richard L. Burt	2012	355,000	-	45,663	45,701	136,921	37,278	620,563
Senior Vice President; President	2011	355,000	-	72,580	-	23,449	43,296	494,325
Comtech Systems, Inc.	2010	328,365	-	141,677	-	-	29,866	499,908

(1)
Our CEO is our only NEO who has an employment agreement. This agreement was amended and restated in August 2011 and expires on July 31, 2014. The significant provisions of this agreement, including termination provisions, are further described under the headings “Other Policies and Practices Related to Our Compensation Program for NEOs” and “Potential Payments Upon Termination or Change-in-Control.”

(2)
These amounts represent the aggregate grant date fair value of stock options, calculated in accordance with SEC rules, granted in fiscal 2010, 2011 and 2012. Assumptions used in the calculation of these amounts are discussed in Note 1(j) to our consolidated audited financial statements for the fiscal year ended July 31, 2012, included in our Annual Report on Form 10-K filed with the SEC on September 26, 2012.

(3)
These amounts represent the aggregate grant date fair value of grants of restricted stock units (considered Performance Shares under our 2000 Stock Incentive Plan), calculated in accordance with SEC rules, granted in fiscal 2012. Assumptions used in the calculation of these amounts are discussed in Note 1(j) to our consolidated audited financial statements for the fiscal year ended July 31, 2012, included in our Annual Report on Form 10-K filed with the SEC on September 26, 2012.

(4)
Non-equity incentive plan compensation for each fiscal year was paid in the subsequent fiscal year upon final approval by the ECC and after the issuance of the Company’s annual audited financial statements. Non-equity incentive plan compensation paid in each fiscal year was based on the level of pre-tax profit (as defined) that relates to the business operations that the NEO was directly responsible for and was based on the ECC’s subjective evaluation of performance of each NEO (including our CEO). In the case of Messrs. Kornberg, Porcelain and Rouse, the pre-tax profit measure was based on company-wide results including an assessment of financial goals which in fiscal 2012 were weighted 50% for pre-tax profit and 50% for earnings per share. The details of the actual determination and basis of the non-equity incentive plan compensation for each of our NEOs as well as the definition of pre-tax profit are discussed in the section of this Proxy Statement entitled “Compensation Discussion and Analysis.”

(5)	See “Details of All Other Compensation” table on the following page. Amounts in this table reflect amounts included in each NEOs’ IRS Form W-2 for the calendar year 2011.

(6)	Mr. Rouse rejoined the Company as our Senior Vice President, Strategy and M&A, in February 2011. He previously served as an executive officer of the Company from 2001 to 2008.

Details of All Other Compensation

Name	Fiscal Year	401(k) Matching Contribution	Term Life Insurance	Automobile Allowance	Unused Vacation Time Paid Out	Expense Allowance	Total “All Other” Compensation (1)

Fred Kornberg	2012	$9,800	$90,421	$6,012	$46,750	$15,000	$167,983
	2011	9,800	77,896	5,546	55,000	15,000	163,242
	2010	9,800	28,476	4,011	48,115	10,000	100,402
Michael D. Porcelain	2012	9,517	1,197	-	25,269	-	35,983
	2011	9,500	1,568	-	15,692	-	26,760
	2010	9,500	1,127	-	21,875	-	32,502
Robert G. Rouse	2012	9,800	1,259	1,295	-	-	12,354
	2011	-	-	-	-	-	-
	2010	-	-	-	-	-	-
Robert L. McCollum	2012	9,800	15,430	6,000	7,500	-	38,730
	2011	9,800	15,590	6,000	15,000	-	46,390
	2010	9,800	14,516	6,000	14,423	-	44,739
Richard L. Burt	2012	9,800	19,269	-	8,209	-	37,278
	2011	9,800	16,548	-	16,948	-	43,296
	2010	9,800	16,856	-	3,210	-	29,866

(1)
During fiscal 2012, pursuant to an indemnification agreement with our CEO (see Exhibit 10.1, “Form of Indemnification Agreement” in our Current Report on Form 8-K filed with the Securities and Exchange Commission on March 8, 2007), our Board of Directors agreed to pay, on behalf of our CEO, expenses incurred by him in connection with various legal matters (see “Notes to Consolidated Financial Statements – Note (14)(b) Commitments and Contingencies – Legal Proceedings and Other Matters” included in “Part II – Item 8. – Financial Statements and Supplementary Data”), on the condition that Mr. Kornberg repay such amounts to the extent that it is not ultimately determined that he is not entitled to be indemnified by us. Through July 31, 2012, we paid $35,144 on behalf of our CEO. Such amounts are not included in the above table.

TABLE OF GRANTS OF PLAN-BASED AWARDS THAT OCCURRED IN FISCAL 2012

		Estimated Future Payouts Under Fiscal 2012 Non-Equity Incentive Plan Awards				(4) All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/share)	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	(1) Threshold	(2) Target	(2) Maximum	(3) All Other Stock Awards: Number of Shares of Stock or Units
Fred Kornberg	September 21, 2011	N/A	$3,575,000	$3,575,000	-	-	-	-
	June 6, 2012	-	-	-	12,435	-	N/A	$326,419
	June 6, 2012	-	-	-	-	50,000	$29.51	326,165
Michael D. Porcelain	September 21, 2011	N/A	749,309	1,095,000	-	-	-	-
	October 3, 2011	-	-	-	-	25,000	27.21	147,088
	June 6, 2012	-	-	-	4,974	-	N/A	130,568
	June 6, 2012	-	-	-	-	20,000	29.51	130,466
Robert G. Rouse	September 21, 2011	N/A	674,378	1,020,000	-	-	-	-
	October 3, 2011	-	-	-	-	25,000	27.21	147,088
	June 6, 2012	-	-	-	4,353	-	N/A	114,266
	June 6, 2012	-	-	-	-	17,500	29.51	114,157
Robert L. McCollum	September 21, 2011	N/A	1,028,075	1,170,000	-	-	-	-
	June 6, 2012	-	-	-	2,550	-	N/A	66,938
	June 6, 2012	-	-	-	-	10,250	29.51	66,864
Richard L. Burt	September 21, 2011	N/A	133,167	1,065,000	-	-	-	-
	June 6, 2012	-	-	-	1,741	-	N/A	45,701
	June 6, 2012	-	-	-	-	7,000	29.51	45,663

(1)
Our fiscal 2012 non-equity incentive awards were granted under our 2000 Stock Incentive Plan and, in the case of Mr. Kornberg, also included an amount payable under his employment agreement. These awards do not have thresholds (or minimum amounts) payable for a certain level of performance under the plan. As such, the threshold level shown in that table is “N/A” based on the fact that an annual incentive award becomes potentially payable for any positive amount of pre-tax profit.

(2)
Our non-equity incentive awards for fiscal 2012 were based on the actual amount of applicable fiscal 2012 pre-tax profit (as defined). Accordingly, a target amount of award was not quantifiable at the time the award was granted. In accordance with SEC Instructions to Item 402(d)(2)(iii) to Regulation S-K, in order to provide a representative estimated amount of annual incentive considered potentially payable at the time the award was granted, target levels shown represent the amounts that would have been payable for fiscal 2012 assuming the applicable pre-tax profits were the same as achieved in fiscal 2011. The maximum amounts reflect a limitation of 300% of base salary for each of our NEOs, except in the case of our CEO whose award was limited to 500%.

(3)	Restricted stock units were granted pursuant to our 2000 Stock Incentive Plan, and are considered Performance Shares under the terms of the plan.

(4)	Stock option awards were issued pursuant to our 2000 Stock Incentive Plan.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END - FISCAL 2012

Option Awards						Stock Awards
Name	Grant Date (1)	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares or Other Rights That Have Not Vested (2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (2)
Fred Kornberg	6/6/2012	-	-	-	-	12,435	$339,724
	6/6/2012	-	50,000	$29.51	6/6/2022	-	-
	6/2/2011	20,000	80,000	27.67	6/2/2021	-	-
	6/2/2010	40,000	60,000	28.84	6/2/2020	-	-
	6/2/2009	80,000	-	29.61	6/2/2014	-	-
	8/5/2008	80,000	-	46.69	8/5/2013	-	-
	8/7/2007	100,000	-	42.47	8/7/2012	-	-
	8/1/2006	90,000	-	26.90	8/1/2014	-	-
	8/2/2005	52,500	-	35.90	8/2/2012	-	-

Michael D. Porcelain	6/6/2012	-	-	-	-	4,974	135,890
	6/6/2012	-	20,000	29.51	6/6/2022	-	-
	10/3/2011	-	25,000	27.21	10/3/2021	-	-
	6/2/2011	9,000	36,000	27.67	6/2/2021	-	-
	6/2/2010	17,500	26,250	28.84	6/2/2020	-	-
	6/2/2009	34,910	-	29.61	6/2/2014	-	-
	8/5/2008	35,000	-	46.69	8/5/2013	-	-
	8/7/2007	35,000	-	42.47	8/7/2012	-	-
	8/1/2006	25,000	-	26.90	8/1/2014	-	-
	8/2/2005	10,500	-	35.90	8/2/2012	-	-
	8/2/2004	8,313	-	13.19	8/2/2014	-	-
	8/4/2003	1,455	-	11.67	8/4/2013	-	-

Robert G. Rouse	6/6/2012	-	-	-	-	4,353	118,924
	6/6/2012	-	17,500	29.51	6/6/2022	-	-
	10/3/2011	-	25,000	27.21	10/3/2021	-	-
	6/2/2011	4,000	16,000	27.67	6/2/2021	-	-
	2/9/2011	5,000	20,000	28.05	2/9/2021	-	-

Robert L. McCollum	6/6/2012	-	-	-	-	2,550	69,666
	6/6/2012	-	10,250	29.51	6/6/2022	-	-
	6/2/2011	5,400	21,600	27.67	6/2/2021	-	-
	6/2/2010	7,000	10,500	28.84	6/2/2020	-	-
	6/2/2009	10,000	-	29.61	6/2/2014	-	-
	8/5/2008	20,000	-	46.69	8/5/2013	-	-
	8/7/2007	5,000	-	42.47	8/7/2012	-	-
	8/1/2006	15,000	-	26.90	8/1/2014	-	-
	8/2/2005	7,500	-	35.90	8/2/2012	-	-
	8/2/2004	36,000	-	13.19	8/2/2014	-	-
	8/4/2003	22,500	-	11.67	8/4/2013	-	-

Richard L. Burt	6/6/2012	-	-	-	-	1,741	47,564
	6/6/2012	-	7,000	29.51	6/6/2022	-	-
	6/2/2011	2,200	8,800	27.67	6/2/2021	-	-
	6/2/2010	600	900	28.84	6/2/2020	-	-
	8/5/2008	3,000	-	46.69	8/5/2013	-	-
	8/7/2007	20,000	-	42.47	8/7/2012	-	-
	8/1/2006	20,000	-	26.90	8/1/2014	-	-
	8/2/2005	15,000	-	35.90	8/2/2012	-	-
	8/2/2004	52,419	-	13.19	8/2/2014	-	-
	8/4/2003	28,028	-	11.67	8/4/2013	-	-
Notes to this chart appear on the following page.

(1)
Each option granted from August 1, 2005 to June 2, 2009 vests as to 25% of the underlying shares on each of the first and second anniversaries of the grant date, and as to the remaining 50% of the underlying shares on the third anniversary of the grant date. Each option granted prior to August 1, 2005 and subsequent to June 2, 2009 vests as to 20% of the underlying shares on each of the first five anniversaries of the grant date. The options granted are subject to accelerated vesting in the event of a change-in-control, except in limited circumstances.

(2)
Each restricted stock unit award vests as to 20% of the underlying shares on the date that the ECC determines that the performance measure relating to the stock awards has been met. Assuming the performance measure has been met, the remaining 80% of the underlying shares vest 20% each on the first through fourth anniversaries of the date that the first 20% vested. Unless an NEO has elected deferral, one share of Common Stock will be issued for each stock awarded on each vesting date.

TABLE OF OPTION EXERCISES THAT OCCURRED IN FISCAL 2012

Name of Executive Officer	(1) Number of Shares Acquired on Exercise	(2) Value Realized on Exercise
Fred Kornberg	-	-
Michael D. Porcelain	3,775	$65,882
Robert G. Rouse	-	-
Robert L. McCollum	-	-
Richard L. Burt	-	-

(1)	No awards of restricted stock units vested during fiscal 2012, and 26,053 of such awards granted to NEOs were outstanding at fiscal year-end.

(2)
Amounts reflect the difference between the exercise price of the options and the market value of the shares acquired upon exercise. Market value for Mr. Porcelain was based on the closing price on the NASDAQ Global Select Market on the date of exercise. The options exercised by Mr. Porcelain were granted in fiscal 2009 or earlier, and he did not sell the shares acquired.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

In the event of a change-in-control, we are required to make payments upon termination of our CEO under the terms of his employment agreement. In the case of our other NEOs, we are required to make similar payments under their respective change-in-control agreements.

The CEO’s employment agreement was modified at the start of our fiscal 2012 (August 2011) to provide that, following a change-in-control, severance and other benefits would be payable upon the CEO’s resignation if circumstances constituting “Good Reason” (as defined) arise within two years after a change-in-control and the CEO elects to terminate employment for Good Reason no later than the earlier of two years after the “Good Reason” first arose or 2.5 years after the change-in-control. Thus, beginning in fiscal 2012, the CEO’s right to change-in-control severance and benefits is “double triggered.”

For NEOs other than the CEO, severance and benefit payments would be made only on a “double-triggered” basis. In other words, upon a change-in-control, severance would be payable only upon an involuntary termination without cause, a resignation by the NEO for “Good Reason” (as defined), or if we terminate the NEO at the direction of the acquirer within 90 days before a change-in-control. Our agreement with each of our NEOs other than our CEO is more restrictive than our CEO’s agreement, in that it enables an acquirer to, under certain circumstances if it wishes to do so, potentially delay termination for Good Reason by these NEOs due to a change in job duties for a period of one year after the change-in-control.

The amounts potentially payable to our NEOs are based on a level or “tier” to which the NEO is assigned. The ECC assigned our NEOs to the following tiers:

Title	Tier	Summary of Amounts Payable Upon Termination in Connection with a Change-in-Control
CEO	1
The severance multiplier would be the greater of 2.5 or the number of years remaining under the terms of the employment agreement for base salary and 2.5 for the average annual incentive award paid or payable for the three fiscal years preceding the year in which the change-in-control occurs.

24 months of medical and life insurance

All Other NEOs	2
Cash equal to 2.5 times the sum of the annual base salary in effect at termination (or in effect immediately prior to the change-in-control, if greater) and the average of annual incentive award and/or bonus paid or payable for the three fiscal years prior to the termination of employment

All of our NEOs, other than our CEO, have change-in-control agreements that provide for the following:

•
The NEO’s right to terminate his employment for Good Reason may be delayed during the first year after a change-in-control in the case of an assignment to him of any duties inconsistent in any material adverse respect with his position, authority or responsibilities immediately prior to the change-in-control, if (i) Fred Kornberg continues to serve as the most senior executive officer relating to our businesses, and if (ii) the change in the NEO’s position or duties that otherwise would constitute Good Reason results from the assignment to an executive-level position, with an executive title, and with full-time substantive duties and responsibilities of a nature similar to his prior duties and responsibilities, and with the NEO either reporting to Mr. Kornberg in his capacity as the senior officer or reporting to the officer to whom the NEO was reporting at the time of the change-in-control, which officer himself or herself reports to Mr. Kornberg.

•
With respect to the NEO’s annual incentive award for the fiscal year in progress at the date of his qualifying termination and his annual incentive award for any previously completed year for which a final annual incentive award has not yet been determined, awards will vest as follows: (i) any award based on pre-set performance goals based on the level of actual achievement of such performance goals through the earlier of the end of the performance period or the date of termination; and (ii) any discretionary award as of the date of termination based on a level consistent with the level of annual incentives (as a percentage of base salary) of other executives of comparable rank whose annual incentives are based on pre-set performance goals, but in an amount not less than the pro rata amount of the NEO’s average prior years’ annual incentive amount referred to above.

•
For a period of up to one year following the 24-month protected period after the change-in-control, termination of the NEO’s employment by us not for cause or by the NEO for Good Reason would entitle him to receive a severance benefit of 1.5 times the sum of his base salary and his average annual incentive awards under the 2000 Stock Incentive Plan actually paid or payable for performance in the three fiscal years preceding the year in which the change-in-control occurs.

•
Good Reason will arise if there occurs a material reduction in the NEO’s annual incentive award actually paid below 80% of the annual incentive actually paid for the year before a change-in-control or a material reduction in the value of his base salary or annual equity awards.

•
In the event that the amounts payable to the NEO in connection with a change-in-control and his termination thereafter are subject to the golden parachute excise tax, our NEOs change-in-control agreements have grandfathered provisions that require us to make a “gross-up” payment to him such that the after-tax value retained by the NEO, after deduction of the excise tax and excise and income tax on those additional payments, will equal the after-tax amount he would have retained if no excise tax had been imposed.

Effective August 1, 2011 and commensurate with the amended and restated employment agreement with our CEO, our ECC does not intend to give any future NEOs change-in-control agreements that include tax “gross-up” provisions.

Table of Potential Payments Upon Termination or Termination Following Change-in-Control
This summary table takes into consideration the circumstances of the event and the additional payments that each NEO would be entitled to under the agreements described above as of July 31, 2012 and the 2000 Stock Incentive Plan. Benefits that are generally available to all salaried employees and are non-discriminatory are excluded.

Termination Scenario (As of July 31, 2012)	Fred Kornberg	Michael D. Porcelain	Robert G. Rouse	Robert L. McCollum	Richard L. Burt
Payments upon Termination:

Termination by Us Without Cause or Voluntary Termination Due to Company Breach
Severance payable per employment agreement	$1,715,000	-	-	-	-
Health and life insurance continuation (2)	180,842	-	-	-	-
Single payment payable per employment agreement	22,500
Payments upon a Termination Following a Change-in-Control:

Change-in-Control – Assuming no Termination
Long-term equity incentive award vesting (1)	$339,724	$138,640	$121,674	$69,666	$47,564

Termination Without Cause or by Voluntary Resignation
Severance payable per employment agreement	$9,464,053	-	-	-	-
Non-equity incentive plan award payable (3)	2,434,395	-	-	-	-
Health and life insurance continuation (2)	181,942	-	-	-	-
Single payment payable per employment agreement	37,500	-	-	-	-

Termination Without Cause or Resignation for Good Reason
Severance payable	-	$2,116,884	$1,377,405	$2,318,428	$907,041
Non-equity incentive plan award payable (3)	-	359,518	323,566	776,583	205,459
Tax gross-up (4)	-	-	-	-	-

(1)
These amounts represent the aggregate value of stock-based awards (including the value of in-the-money stock options) as of July 31, 2012 which would become vested as a direct result of the termination event or change-in-control. These aggregate values do not reflect value of stock-based awards based on their remaining term, and does not discount the value of awards based on the portion of the vesting period elapsed at the date of the termination event or change-in-control. Market value and in-the-money value are based on the closing price of our common stock, $27.32, on July 31, 2012.

(2)
Health and life insurance continuation amounts are a good faith estimate based on the current plan in which executive officer is enrolled and will vary in amount for a given executive officer based on the actual plan and actual costs following termination of employment. Effective May 1, 2009, Mr. Kornberg voluntarily elected to discontinue participation in the Company’s medical insurance program and enrolled in a non-Company sponsored healthcare plan. Mr. Kornberg receives a taxable monthly allowance of $1,250 for any expenses that he may incur.

(3)	The non-equity incentive plan awards represent the amount that would have been payable without the use of the ECC’s negative discretion.

(4)
Pursuant to Mr. Kornberg’s amended and restated agreement effective August 1, 2011, Mr. Kornberg is no longer eligible to receive a tax gross-up. If a change-in-control had occurred on July 31, 2012 at the closing price of our common stock on such date, we do not believe that we would have been required to make any tax gross-up payments to any of our other NEOs.

None of the above payments have actually been made to any of the NEOs. The actual payments and benefits that will be made to each NEO under each circumstance can only be known once an actual termination or change-in-control event occurs.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table sets forth information as of July 31, 2012 regarding our compensation plans and the Common Stock we may issue under the plans.

EQUITY COMPENSATION PLAN INFORMATION TABLE

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights, and conversion of stock units, restricted stock units and performance shares (1)	Weighted-average exercise price of outstanding options, warrants and rights, and conversion of stock units, restricted stock units and performance shares (1)	Number of securities remaining available for future issuance under equity compensation plans (2)
Equity compensation plans approved by stockholders	3,506,484	$31.17	2,242,624
Equity compensation plans not approved by stockholders	-	-	-
Total	3,506,484	$31.17	2,242,624

(1)
Stock units, restricted stock units and performance shares are convertible into shares of our Common Stock on a one-for-one basis, subject to certain vesting and other requirements, and do not require the payment of an exercise price. As such, for these awards, the weighted average exercise price reflected in the above table assumes a zero exercise price.

(2)
Includes 200,982 shares available for issuance under the Comtech Telecommunications Corp. Employee Stock Purchase Plan. That plan permits employees to purchase shares at a discount from fair market value of up to 15% of the market price of our Common Stock at the beginning or end of each calendar quarter. 2,041,642 shares remained available for issuance under the 2000 Stock Incentive Plan for either stock options, stock appreciation rights (which constitute options, warrants or rights for purposes of this table), restricted stock, stock units, and other full-value awards.

TABLE OF DIRECTOR COMPENSATION FOR FISCAL 2012

Name (1)	Fees Earned or Paid in Cash	Option Awards (2)(5)	Stock Awards (3)	All Other Compensation (4)	Total
Richard L. Goldberg	$50,000	-	$93,458	-	$143,458
Edwin Kantor	61,250	-	93,458	-	154,708
Ira S. Kaplan	55,000	-	93,458	-	148,458
Gerard R. Nocita	46,875	-	-	$18,000	64,875
Robert G. Paul	43,750	-	105,959	-	149,709
Stanton D. Sloane	25,000	$129,231	-	-	154,231

(1)
Fred Kornberg, our Chairman of the Board of Directors, President and Chief Executive Officer, is not included in this table because he receives no separate compensation for his services as Director. Mr. Nocita did not stand for re-election at the Fiscal 2011 Annual Meeting of Stockholders held on January 13, 2012.

(2)
The amount in this column represents the aggregate grant date fair value, calculated in accordance with SEC rules, of non-qualified stock options granted to Mr. Sloane under the terms of our 2000 Stock Incentive Plan, as amended. On January 13, 2012, Mr. Sloane was automatically granted 5,753 non-qualified stock options based on the date he began serving relative to the next non-employee director grant date. Mr. Sloane was further automatically granted 15,000 non-qualified stock options on June 6, 2012. Assumptions used in the calculation of these amounts are discussed in Note 1(j) to our audited consolidated financial statements for the fiscal year ended July 31, 2012, included in our Annual Report on Form 10-K, filed with the SEC on September 26, 2012.

(3)
The amounts in this column represent the aggregate grant date fair value, calculated in accordance with SEC rules, of restricted stock units and stock units granted in fiscal 2012. Under the terms of our 2000 Stock Incentive Plan, on June 6, 2012, each non-employee director (serving as of December 31, 2011) received an annual grant of 3,167 restricted stock units in lieu of non-qualified stock options to purchase 15,000 shares of our common stock, since they had not met the equity ownership guidelines as of December 31, 2011. In addition, Mr. Paul elected to receive 410 stock units in fiscal 2012 in lieu of a portion of his cash retainer. All restricted stock units and stock units granted to directors in fiscal 2012 were outstanding at July 31, 2012. Assumptions used in the calculation of these amounts are discussed in Note 1(j) to our audited consolidated financial statements for the fiscal year ended July 31, 2012, included in our Annual Report on Form 10-K, filed with the SEC on September 26, 2012.

(4)	After Mr. Nocita completed his director term, the Company engaged him to perform certain consulting services and amounts paid to him are included in the all other compensation column.

(5)	At July 31, 2012, non-employee directors held outstanding stock options as follows: Mr. Goldberg, 76,250; Mr. Kantor, 67,500; Mr. Kaplan, 67,500; Mr. Paul, 55,000; and Mr. Sloane 20,753.

In fiscal 2012, each non-employee director received an annual retainer of $50,000. In addition, the Chairman of the Audit Committee received an additional annual retainer of $12,500, the Chairman of the Executive Compensation Committee received an additional annual retainer of $5,000, and the Lead Independent Director received an additional annual retainer of $15,000. Directors may elect to receive stock units in lieu of cash retainer amounts.

The exercise price of all non-employee director stock options is equal to the stock’s fair market value on the date of grant. The options expire five years after the date of grant, and become exercisable as to 25% of the underlying shares on the first and second anniversaries of the date of grant and as to the remaining 50% of the underlying shares on the third anniversary of the date of grant, subject to accelerated vesting upon death of the director or a change-in-control.

Restricted stock units granted to non-employee directors have a vesting period of 3 years (25% on the first and second anniversaries of grant, and 50% on the third anniversary of grant) subject to accelerated vesting upon death of the director or a change-in-control. Restricted stock units are convertible into shares of Common Stock on a one-for-one basis, generally at the time of termination, or earlier in certain circumstances.

EXECUTIVE COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal 2012, Messrs. Kaplan, Kantor, Nocita and Sloane served as members of our Executive Compensation Committee. No member of our Executive Compensation Committee is or was, during fiscal year 2012, an employee or an officer of Comtech or its subsidiaries.

No executive officer of Comtech served as a director or a member of the compensation committee of another company.

EXECUTIVE COMPENSATION COMMITTEE REPORT

Our Executive Compensation Committee has furnished the following report. The information contained in the “Executive Compensation Committee Report” is not to be deemed to be “soliciting material” or to be “filed” with the SEC, nor is such information to be incorporated by reference into any future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate it by reference into such filings.

Our Executive Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” required by Item 402(b) of Regulation S-K of the Securities and Exchange Act of 1933 with management.

Based on such review and discussions, our Executive Compensation Committee recommended to our Board of Directors that the “Compensation Discussion and Analysis” be included in this Proxy Statement and in our Annual Report on Form 10-K for the fiscal year ended July 31, 2012 for filing with the SEC.

Executive Compensation Committee

Ira S. Kaplan, Chairman
Edwin Kantor
Stanton D. Sloane

AUDIT COMMITTEE REPORT

Our Audit Committee has furnished the following report.

The information contained in the “Audit Committee Report” is not to be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor is such information to be incorporated by reference into any future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate it by reference into such filings.

The Audit Committee assists the Board of Directors in fulfilling its responsibilities by overseeing the accounting and financial reporting processes of Comtech, the audits of Comtech’s consolidated financial statements and internal control over financial reporting, the qualifications and performance of the independent registered public accounting firm engaged as Comtech’s independent auditor, and the performance of Comtech’s internal auditor. Management is responsible for the financial statements and the reporting process, including the system of internal controls. KPMG LLP (“KPMG”), Comtech’s independent registered public accounting firm, is responsible for expressing an opinion on the conformity of the audited financial statements with accounting principles generally accepted in the United States of America and on the effectiveness the Company’s internal control over financial reporting.

In fiscal 2012, in fulfilling its responsibilities the Audit Committee, among other things:

•	reviewed and discussed the audited financial statements contained in the 2012 Annual Report on SEC Form 10-K with Comtech’s management and with KPMG;

•
discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended and adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

•
received from KPMG written disclosures regarding the auditors’ independence, as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and discussed with KPMG its independence from Comtech and its management.

In reliance on the reviews and discussion noted above, the Audit Committee recommended to the Board of Directors (and the Board of Directors has approved) that the audited financial statements be included in Comtech’s Annual Report on SEC Form 10-K for the fiscal year ended July 31, 2012, for filing with the Securities and Exchange Commission.

Audit Committee

Robert G. Paul, Chairman
Ira S. Kaplan
Stanton D. Sloane

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures Regarding Related Party Transactions

Our Standards of Business Conduct provide that transactions with related parties, as defined in the Standards of Business Conduct, must be communicated to the Corporate Compliance Officer and, as applicable, the Nominating and Governance Committee. The Nominating and Governance Committee evaluates all transactions between the Company and any of its directors, executive officers, family members of directors and executive officers, and companies in which any director, executive officer or family member is known to be employed or is known to be a partner, principal or in a similar position.

In addition, our Corporate Governance Guidelines adopted by the Nominating and Governance Committee provide that, without the prior approval of a majority of disinterested members of the full Board of Directors and, if required by applicable listing standards, the Company will not make significant charitable contributions to organizations in which a director or family member of the director is affiliated, enter into consulting contracts with (or otherwise provide indirect compensation to) a director, or enter into any relationships or transactions (other than service as a director and Board of Directors committee member) between the Company and the director (or any business or nonprofit entity or organization in which the director is a general partner, controlling shareholder, officer, manager, or trustee, or materially financially interested).

When evaluating any related party transaction, the Nominating and Governance Committee considers, among other matters, the terms of the proposed transaction or arrangement, as compared to the terms that could reasonably be expected to be obtained from an unrelated party, and whether the proposed transaction or arrangement is in the best interests of the Company and its stockholders.

Certain Transactions

We lease a 46,000 square foot facility in Melville, New York from a partnership controlled by our Chairman, Chief Executive Officer and President. This facility has been used by our RF microwave amplifiers segment for manufacturing, engineering, sales and other administration functions for many years. In June 2011, in connection with our lease expiring in December 2011, our Nominating and Governance Committee of the Board of Directors performed a comprehensive assessment to determine: (i) whether or not the facility met our current and future business requirements, and (ii) what terms and conditions we should consider in potentially negotiating a new lease. In determining current and future business requirements, the Nominating and Governance Committee considered detailed operational requirements prepared by appropriate management levels within our RF microwave amplifiers segment. In determining the terms and conditions that we should consider, our Nominating and Governance Committee obtained written reports from three independent commercial real estate firms regarding prevailing rents for comparable facilities in the general vicinity. Based on the overall assessment performed by our Nominating and Governance Committee, we entered into a new lease for the facility which reduced our annual rent to $595,000 for fiscal 2012, as compared to the $621,000 we paid in fiscal 2011. The lease provides for our use of the premises as they exist through December 2021 with an option, exercisable by us, for an additional ten-year period. Additionally, we have a right of first refusal in the event of a sale of the facility.

The brother of Mr. McCollum (a Senior Vice President of the Company and President of Comtech EF Data Corp.) is employed by our Company as a test technician and his aggregate compensation for fiscal 2012 of approximately $71,000 was comparable with other Comtech employees in similar positions. The son of Mr. McCollum is employed by our Company as a software engineer and his aggregate compensation for fiscal 2012 of approximately $108,000 was comparable with other Comtech employees in similar positions.

The son of Mr. Burt (a Senior Vice President of the Company and President of Comtech Systems, Inc.) is employed by our Company as a marketing manager and his aggregate compensation for fiscal 2012 of approximately $126,000 was comparable with other Comtech employees in similar positions.

VOTING OF PROXIES AND OTHER MATTERS

The Board of Directors does not know of any other matters to be presented at the Fiscal 2012 Annual Meeting of Stockholders. If other matters do come before the Fiscal 2012 Annual Meeting of Stockholders, the persons acting pursuant to the proxy will vote on them in their discretion.

Proxies may be solicited by mail, email, fax, telephone, telegram, and personally by directors, officers and other employees of Comtech who will not receive incremental pay as a result of any potential solicitation. The Company has also engaged Innisfree M&A Incorporated (“Innisfree”) to assist it in connection with soliciting proxies and has agreed to pay Innisfree a fee not to exceed $15,000, plus reimbursement of expenses. The Company has agreed to indemnify Innisfree against certain liabilities relating to or arising out of the engagement.

The Company will request banks, brokers and other custodians, nominees and fiduciaries to forward proxy soliciting material to beneficial owners of shares held of record by such persons and obtain their voting instructions. The Company will reimburse such persons at approved rates for their expenses in connection with the foregoing activities.

The cost of soliciting proxies will be borne by Comtech.

A complete list of stockholders entitled to vote at the Fiscal 2012 Annual Meeting of Stockholders will be available for inspection beginning December 28, 2012 at the Company’s headquarters located at 68 South Service Road, Suite 230, Melville, New York 11747.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than ten percent of our Common Stock, if any, to file with the Securities and Exchange Commission reports of ownership, and reports of changes in ownership, of our equity securities. Such persons must furnish copies of all such reports that they file to us. Based solely on a review of such reports and written representations of our directors and executive officers, we are not aware that any such person failed to timely file such reports, except that one Form 4 was inadvertently filed late by Daniel S. Wood, former Senior Vice President of the Company. The Form 4 was filed after Mr. Wood had terminated his employment with the Company.

PROPOSAL NO. 1 – ELECTION OF TWO DIRECTORS

Our Board of Directors recommends a vote FOR the Election of Richard L. Goldberg and Robert G. Paul to our Board of Directors.

Our Board of Directors is divided into three classes. Members of our Board of Directors are elected for three-year terms, with the term of office of one class expiring at each annual meeting of Comtech’s stockholders. Mr. Goldberg and Mr. Paul are in the class whose term of office expires at the Fiscal 2012 Annual Meeting of Stockholders, Mr. Kornberg and Mr. Kantor are in the class whose term of office expires at the Fiscal 2013 Annual Meeting of Stockholders, and Mr. Kaplan and Dr. Sloane are in the class whose term of office expires at the Fiscal 2014 Annual Meeting of Stockholders.

Mr. Goldberg and Mr. Paul are to be elected at the Fiscal 2012 Annual Meeting of Stockholders to serve until the Fiscal 2015 Annual Meeting of Stockholders and until their successors are duly elected and qualified. To be elected, each must receive a plurality of the votes cast at the Fiscal 2012 Annual Meeting of Stockholders. Only votes cast FOR a nominee will be counted. Abstentions, votes withheld and broker non-votes will have no effect on the outcome of the election.

Mr. Goldberg and Mr. Paul are both current directors standing for re-election, and were elected at the Fiscal 2009 Annual Meeting of Stockholders held on December 9, 2009.

Nominees for Election at the Fiscal 2012 Annual Meeting of Stockholders

Name (listed alphabetically)	Principal Occupation	Age	For Term Expiring In	Served As Director Since

Richard L. Goldberg	Independent Senior Strategic Advisor	76	2015	1983

Robert G. Paul	Private Investor	70	2015	2007

Incumbent Directors Whose Terms of Office Continue After
the Fiscal 2012 Annual Meeting of Stockholders and Current Executive Officers

Name	Principal Occupation	Age	Term Expiring In	Served As Director Since

Directors (in order of expiration of current term):

Fred Kornberg	Chairman, Chief Executive Officer and President of Comtech	76	2013	1971

Edwin Kantor	Chairman of S2K Partners LLC.	80	2013	2001

Ira S. Kaplan	Private Investor	76	2014	2002

Dr. Stanton D. Sloane	President and Chief Executive Officer of Decision Sciences International Corporation	62	2014	2012

Other Executive Officers (listed alphabetically):

Richard L. Burt	Senior Vice President; President of Comtech Systems, Inc.	71	_	_

Larry M. Konopelko	Senior Vice President; President of Comtech PST Corp.	59	_	_

Robert L. McCollum	Senior Vice President; President of Comtech EF Data Corp.	62	_	_

Michael D. Porcelain	Senior Vice President and Chief Financial Officer of Comtech	43	_	_

Robert G. Rouse	Senior Vice President, Strategy and M&A of Comtech	48	_	_

The Committee(s) that each director is a member of is noted in their respective biographies which follow.

Our Nominees’ Biographies and Director Qualifications

Richard L. Goldberg

Biography – Mr. Goldberg has been a director of Comtech since 1983. Since November 1, 2004, he has been an Independent Senior Strategic Advisor to a number of enterprises engaged in diverse businesses, counseling his clients with respect to a wide range of corporate and business matters, including new business opportunities, financing for corporate growth, mergers and acquisitions, and governance practices and policies. From 1990 until 2004, he was a Senior Partner of Proskauer Rose LLP, at which time he stepped away to become an Optional Service Partner of that firm. He was a Partner of Botein Hays & Sklar from 1966 to 1990.

Mr. Goldberg currently is a member of the following Committees of the Board of Directors:

•	Executive Committee; and

•	Nominating and Governance Committee (Chairman).

Director Qualifications – Mr. Goldberg's broad-gauged and extensive experience as a senior corporate lawyer and, later, as an independent strategic business advisor, provides us with a wealth of insights concerning the many complex issues faced by the Company. Mr. Goldberg has deep working experience with the analytical approaches and decision-making practices of public and private companies that have brought value to their stockholders, the owners of the businesses, through sustainable growth, responsible fiscal management and best corporate governance practices. He has experienced the workings of, and counseled, many boards of directors, independent board committees, and chief executives charged with the responsibility of making sound and productive strategic decisions on which the future of their enterprises depended. In short, there are very few aspects of corporate life that Mr. Goldberg has not participated in at the highest senior level.

Mr. Goldberg meets the standards of independence under our Corporate Governance Guidelines, the director independence guidelines established by the Board of Directors and applicable NASDAQ listing standards, including the requirement that a director be free of any relationship that would interfere with the director’s individual exercise of independent judgment.

Robert G. Paul

Biography – Mr. Paul has been a director of Comtech since March 2007. He serves on the boards of directors of Rogers Corporation and Kemet Corporation, and previously served on the board of directors of Andrew Corporation from 2003 to 2005. He was the Group President, Base Station Subsystems, for Andrew Corporation from 2003 to 2004. Mr. Paul was the President and Chief Executive Officer of Allen Telecom Inc. from 1989 to 2003. He also served in various other capacities at Allen Telecom, which he joined in 1970, including Chief Financial Officer.

Director Qualifications – Mr. Paul has significant experience leading a multinational public corporation whose performance, like Comtech’s, is largely driven by technological innovation and product research and development. Those leadership experiences and his service as a director of other public companies are significant assets to the Company.

Mr. Paul meets the independence guidelines established by the Board of Directors and the applicable NASDAQ listing standards, qualifies as an audit committee financial expert as defined by SEC rules, and currently is a member of the following Committees of the Board of Directors:

•	Audit Committee (Chairman); and

•	Nominating and Governance Committee.

Continuing Directors’ Biographies and Director Qualifications

Fred Kornberg (Chairman of the Board, Chief Executive Officer and President)

Biography – Mr. Kornberg has been Chief Executive Officer and President of Comtech since 1976. Prior to that, he was the Executive Vice President of Comtech from 1971 to 1976 and the General Manager of the telecommunications transmission segment.

Director Qualifications – Mr. Kornberg brings to his director role deep knowledge of the Company’s history, strategies, technologies and culture. His experience leading the Company’s management and the depth of his knowledge of our business enable him to provide valuable leadership on complex business matters that we face on an ongoing basis. Mr. Kornberg has been the driving force behind the Company’s continuous efforts in technological innovation and operational excellence to achieve market leadership and generate long-term stockholder value.

Mr. Kornberg has been a director of Comtech since 1971 and is currently a member of the Executive Committee of the Board of Directors.

Edwin Kantor (Lead Independent Director)

Biography – Mr. Kantor has been a director of Comtech since 2001 and Lead Independent Director commencing in 2011. He currently serves as Chairman of S2K Partners LLC. Previously he was Vice Chairman of Investment Banking with Cantor Fitzgerald & Co. from 2009 to 2012 and was Chairman of BK Financial Services LLP from 2002 to 2009. He served as Co-Chief Executive Officer of TPB Financial Services and was Co-Chairman and Co-Chief Executive Officer of HCFP/Brenner Securities from 1999 to 2001. He was Vice Chairman of Barington Capital Group from 1993 to 1999. Prior to joining Barington, Mr. Kantor spent 37 years in the securities industry with Drexel Burnham Lambert and its predecessor firms, where he held various positions, including serving as the firm's Vice Chairman.

Director Qualifications – Mr. Kantor brings his distinguished career in the financial services industry and a deep understanding of the public capital markets to his director role. His background and acumen enable him to make a valuable contribution to the Board’s oversight of Comtech’s capital structure and finances. As the former Vice Chairman of Investment Banking with Cantor Fitzgerald & Co and current Chairman of S2K Partners LLC, Mr. Kantor brings to us emerging and evolving knowledge related to strategic planning, capital raising, mergers and acquisitions and economic analysis.

Mr. Kantor meets the independence guidelines established by the Board of Directors and the applicable NASDAQ listing standards, and currently is a member of the following Committees of the Board of Directors:

•	Nominating and Governance Committee;

•	Executive Compensation Committee; and

•	Executive Committee

Ira S. Kaplan

Biography – Mr. Kaplan has been a director of Comtech since 2002 and is currently a private investor. Mr. Kaplan was President and Chief Operating Officer (“COO”) of EDO Corporation from 1998 to 2000 and, following the merger of EDO Corporation with AIL Technologies Inc., Mr. Kaplan served as the Executive Vice President and COO of the combined companies with responsibility to manage the integration of the companies. Mr. Kaplan held that position until his retirement in 2001. EDO Corporation is a supplier of sophisticated, highly engineered products and systems for defense, aerospace and industrial applications. EDO was subsequently purchased by ITT and the operations that Mr. Kaplan oversaw were spun-off as part of a publicly-traded company that is now called Exelis.

Director Qualifications – With more than 40 years of experience, including holding senior executive positions at a similar company, Mr. Kaplan brings valuable experience arising from his deep understanding of the defense and communications industries and provides perspective on the Company’s business opportunities, supply chain and general management matters.

Mr. Kaplan meets the independence guidelines established by the Board of Directors and the applicable NASDAQ listing standards, and currently is a member of the following Committees of the Board of Directors:

•	Audit Committee; and

•	Executive Compensation Committee (Chairman)

Dr. Stanton D. Sloane

Biography - Dr. Sloane has been President and CEO and a member of the board of directors of Decision Sciences International Corporation, a privately-held advanced security and detection systems company, since August 2011. Prior to his current position, he served as President and CEO and a member of the board of directors of SRA International, Inc. (“SRA”), an information solutions company which, at the time, was a $1.8 billion New York Stock Exchange listed company. He served as President and CEO of SRA from April 2007 through July 2011, during which time he helped lead the sale of SRA to a private equity firm. During his four-year leadership tenure, SRA grew significantly. Prior to joining SRA, he was Executive Vice President of Lockheed Martin’s Integrated Systems & Solutions (a division with $5 billion in revenue and 14,000 persons under his direction) from June 2004 until April 2007. He began his business career with General Electric Aerospace in 1984 and progressed through engineering, program management, and business development assignments in a variety of GE Aerospace and subsequently Lockheed Martin businesses. He also served as an officer in the U.S. Navy from 1976 until 1981. Dr. Sloane previously served on the boards of three non-profit organizations - Shakespeare Theater, Professional Service Corporation and Tech America. He holds a bachelor’s degree in Professional Studies (Aeronautics) from Barry University, a master’s degree in Human Resources Management from Pepperdine University, and a Doctor of Management degree from the Weatherhead Business School at Case Western Reserve University.

Director Qualifications – Dr. Sloane has served in various senior leadership positions at technology, security and defense companies. Dr. Sloane’s strong leadership track record and deep knowledge of the technology and defense sectors is a welcomed addition to Comtech’s seasoned Board, providing valuable insights to the Board of Directors and a valuable resource to our U.S. Government business.

Mr. Sloane meets the independence guidelines established by the Board of Directors and the applicable NASDAQ listing standards, qualifies as an audit committee financial expert as defined by SEC rules, and currently is a member of the following Committees of the Board of Directors:

•	Audit Committee; and

•	Executive Compensation Committee.

Our Other Current Executive Officers (listed in alphabetical order)

Richard L. Burt

Biography – Mr. Burt has been Senior Vice President of Comtech since 1998 and had been a Vice President since 1992. He has been President of Comtech Systems, Inc. since 1989 and Vice President since its founding in 1984. Mr. Burt first joined Comtech in 1979.

Larry M. Konopelko

Biography – Mr. Konopelko has been Senior Vice President of Comtech since December 2006 and has been President of Comtech PST Corp. since June 2002. He joined Comtech PST as Vice President and General Manager in July 2001. Prior to joining Comtech PST, he was General Manager at MPD Technologies, Inc. from 1995 to 2001.

Robert L. McCollum

Biography – Mr. McCollum has been Senior Vice President of Comtech since 2000 and had been a Vice President since 1996. He founded Comtech Communications Corp. in 1994 and had been its President since its formation. In July 2000, Comtech combined Comtech Communications Corp. with Comtech EF Data Corp.

Michael D. Porcelain

Biography – Mr. Porcelain has been Senior Vice President and Chief Financial Officer of Comtech since March 2006 and was previously Vice President of Finance and Internal Audit of Comtech from 2002 to March 2006. Prior to joining Comtech, Mr. Porcelain was Director of Corporate Profit and Business Planning for Symbol Technologies, a mobile wireless information solutions company, where he was employed from 1998 to 2002. Previously, he spent five years in public accounting holding various positions, including Manager in the Transaction Advisory Services Group of PricewaterhouseCoopers. Since 1998, he has owned and operated The Independent Adviser Corporation, a privately held company which holds the rights to use certain intellectual properties and trademarks related to financial advisory services.

Robert G. Rouse

Biography – Mr. Rouse has been Senior Vice President, Strategy and M&A of Comtech since February 2011. Prior to rejoining Comtech, Mr. Rouse co-founded two start-up companies in the consumer products area, Versa-Derm, LLC and XO Products, LLC, and is currently a non-managing member of both companies. Mr. Rouse was Executive Vice President of Comtech from September 2004 to August 2008, and was previously Senior Vice President of Comtech from 2001 to September 2004. He was Chief Operating Officer of Comtech from March 2006 to August 2008, and had been Chief Financial Officer of Comtech from 2001 to March 2006. Mr. Rouse was previously employed by KPMG LLP in various capacities for 15 years, including as a partner in the firm’s assurance practice from 1998 to 2001.

PROPOSAL NO. 2 - PROPOSAL TO APPROVE (ON AN ADVISORY BASIS) COMPENSATION OF THE
NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT

Our Board of Directors recommends a vote FOR the proposal to approve compensation of the Named Executive Officers as disclosed in this Proxy Statement

We are providing stockholders with the opportunity to cast an advisory vote on the fiscal 2012 compensation of our Named Executive Officers (“NEOs”) as disclosed in this Proxy Statement, including in the section entitled “Compensation Discussion and Analysis,” the compensation tables and other executive compensation disclosures. Stockholders are being asked to vote on the following resolution:

Resolved, that the stockholders approve the fiscal 2012 compensation of Comtech’s executive officers named in the Summary Compensation Table, as disclosed in Comtech’s Proxy Statement dated November 20, 2012, including the Compensation Discussion and Analysis, the compensation tables and other executive compensation disclosures.

At our Fiscal 2011 Annual Meeting of Stockholders, our stockholders voted, on an advisory basis, on how frequently Comtech should submit “say-on-pay” advisory votes to stockholders. Our Board recommended that stockholders approve an annual frequency for say-on-pay advisory votes, rather than every two years or every three years. Our stockholders overwhelmingly approved annual say-on-pay votes. Accordingly, we currently intend to submit say-on-pay advisory votes to stockholders at each annual meeting of stockholders.

Please refer to the sections of this Proxy Statement entitled “Compensation Discussion and Analysis” and “Executive Compensation” for a detailed discussion of our executive compensation principles and practices and the fiscal 2012 compensation of our NEOs.

Alignment of Executive Compensation with Performance

Our executive compensation program has been designed to strongly promote the success of our business, by attracting and retaining a very experienced and capable management team and providing incentives to achieve and exceed our goals and, in doing so, building long-term value for stockholders. As discussed throughout the section entitled “Compensation Discussion and Analysis,” compensation of our executive officers in fiscal 2012 met the objectives of our program which were to foster long-term business success using a pay-for-performance philosophy.

•
Our fiscal 2012 results reflect the impact of declining net sales caused by the loss, in fiscal 2010, of the BFT-2 contract. Prior to establishing its fiscal 2012 executive compensation program, the ECC recognized that the loss of the BFT-2 contract would negatively affect future results and intended that our NEOs’ total compensation be aligned with these expected results. Our ECC also recognized that comparative stock and business performance metrics will be impacted because of the BFT-2 loss. As such, given the recent loss of BFT-2, the ECC currently believes that a ten-year time frame is an appropriate measure to view the historical success of our pay-for-performance compensation approach because it demonstrates our total performance irrespective of the growth and decline in revenues from our MTS and BFT contracts. During the most recent ten-year time frame (the period from July 31, 2002 to July 31, 2012), Comtech’s stock performance represents an average annual total stockholder's return of 21.6%. During fiscal 2012, we generated a one-year total stockholder’s return of approximately 5.4%;

•
In fiscal 2012, the ECC completed a comprehensive review, performed by an independent executive compensation consulting firm (see pages 29-32 of this Proxy Statement.) The ECC also considered feedback received from stockholders that a GAAP diluted EPS measure should be incorporated into the fiscal 2012 compensation program and that we should award long-term equity incentives other than stock options to our NEOs. As a result, the ECC made changes to the fiscal 2012 compensation program which included the adoption of a GAAP diluted EPS performance metric for NEOs with company-wide responsibilities, the adoption of minimum thresholds for financial performance goals for our CEO, and granting 50% of the long-term equity incentive awards as restricted stock units. The ECC believes that a GAAP diluted EPS measure would further align NEO compensation with stockholder interests. In addition, the award of restricted stock units would further align our NEOs with our stockholders, while at the same time promoting retention;

•
In fiscal 2012, in order to further align our NEO compensation program, we adopted robust minimum equity ownership guidelines and related holding requirements that our ECC believed would further align our NEOs and non-employee directors with our stockholders. We also eliminated the “modified single-trigger” provision for severance and benefits following a change-in-control in our CEO’s employment agreement, and eliminated the tax “gross-up” to reimburse our CEO for excess golden parachute excise taxes and related income taxes on post-change-in-control severance;

•
In fiscal 2012, the Board amended our 2000 Stock Incentive Plan to conform it to best practices in a number of areas, including eliminating certain share “recapture” provisions, adopting a minimum vesting requirement conforming to the policy of one of our institutional stockholders, eliminating the authorization of reload options, providing that, for future awards, a “Change-in-Control” would be triggered by consummation of a sale of all or substantially all of our assets rather than by stockholder approval of such a transaction, specifying that all options must have an exercise price of at least 100% of the grant-date fair market value of the underlying shares, specifying that dividend equivalents on performance-based full value awards must be forfeitable to the same extent as the underlying award, and specifying that dividend equivalents on service-based full-value awards must be forfeitable to the same extent as the underlying award;

•
Based on the changes that were made in fiscal 2012, the ECC believed that our NEOs would be aligned with stockholders to produce long-term stock returns, despite lower anticipated profits and compensation. In fiscal 2012, GAAP diluted EPS was $1.42, down 36%, but was 13% above the target level set at the beginning of fiscal 2012, and we generated a one-year total stockholder’s return of approximately 5.4%. This return compared favorably to other companies in our industry;

•
Total compensation for the CEO and CFO for fiscal 2012 declined from fiscal 2011 by approximately 32% and 8%, respectively, and was 43% and 26% lower, respectively, than their fiscal 2010 compensation. Fiscal 2012 compensation of our other NEO with company-wide responsibilities was higher in fiscal 2012 than in fiscal 2011, because he served for only part of the year in fiscal 2011. Viewing his compensation on an annualized basis, his fiscal 2012 compensation was lower than fiscal 2011. Compensation of our two NEOs with responsibilities for specific business units was aligned with the performance of those business units;

•
In addition to lower annual total compensation, our NEOs have not realized any economic value from stock options granted during the three fiscal years ended July 31, 2012, which aligns with the performance of our stock over the same period. Since August 2006, and as of the end of fiscal 2012, the values of equity awards realized by our NEOs were very low compared to the grant date fair values that had previously been reported as compensation to the NEOs. Early in fiscal 2012 (examining data through fiscal 2011), our ECC reviewed the value delivered to our CEO from our long-term incentives, and found that, when compared to CEOs of our peer companies, our CEO’s long-term equity-based incentives provided the lowest realized or realizable value for the then-latest fiscal year, and for the previous three fiscal years was at the 32nd percentile of the CEOs in the Company’s peer group. In determining the amount of awards to grant in fiscal 2012, the ECC considered that prior stock-based awards were aligned with our stock performance;

•
The ECC believes that our NEOs and other senior executives are critical to the future success of our business. The ECC viewed fiscal 2012 total compensation as appropriate to reward the level of performance achieved in fiscal 2012, taking into account the positives as well as the negatives. The Board and ECC believe that management’s efforts in fiscal 2012 moved Comtech forward, even while operating in a period of significant U.S. and foreign government budget constraints. Management reduced costs and increased our focus on our remaining businesses. All three business segments remain profitable and are generating cash, and Comtech is well positioned for growth when conditions meaningfully improve. The ECC also believes that we maintain a lean and efficient senior corporate executive team, so that the overall cost of management is reasonably low. While many companies have separate senior corporate executive officers primarily performing the legal, human resources, investor relations, administration or information technology functions, we do not; and

•
As a result of management’s actions, our Board of Directors was given the opportunity to authorize a significant return of capital to our stockholders through common stock repurchase programs aggregating $350.0 million; and an annual dividend program that was initiated at a targeted $1.00 per share in September 2010 and subsequently increased to a targeted $1.10 per share in September 2011.

Response to Last Year’s Say-on-Pay Vote

At Comtech’s annual meeting of stockholders following fiscal 2011, 68.4% of the votes cast by our stockholders approved the fiscal 2011 compensation of our NEOs.

The principal feedback of stockholders who voted against approval last year appeared to be that compensation of our CEO was “disconnected” from our corporate performance, particularly the performance of our stock. Although we believe that fiscal 2011 compensation was aligned with profitability, it appeared misaligned with our stock price which had declined in response to our loss of the BFT-2 contract. We received suggestions from stockholders such as that we include a GAAP EPS metric in assessing performance, and that we offer different types of long-term equity awards (i.e., other than stock option awards).

We seek to strongly connect our CEO’s realizable pay to performance, and we believe that a close examination of our CEO’s compensation confirms that we have accomplished this. Even before the fiscal 2011 stockholder vote, our ECC began to identify areas that it believed would result in improved stockholder support. That process has continued, and we believe that the changes implemented in our program and, in particular, the levels of compensation in fiscal 2012 in relation to our performance, constitute a robust response to the say-on-pay vote.

Specifically, the ECC and management took actions in the following areas:

•	Reviewed aspects of our executive compensation program that had been questioned;

•	Engaged in stockholder outreach efforts; and

•	Evaluated and implemented improvements to our program.
The actions of the ECC and management are summarized above and discussed in much greater detail in the Compensation Discussion and Analysis section of this proxy statement. We urge you to read those portions of the proxy statement and the related compensation tables closely in determining how to vote on this matter.

In fiscal 2012, even though our total stockholder return was positive and favorable in relation to peer companies, as discussed above, compensation of our CEO was substantially reduced as compared to both fiscal 2010 and fiscal 2011. This reduction in compensation was in line with the performance of other financial metrics, particularly pre-tax profit.

We believe that a number of our institutional stockholders decide how to vote on our NEO compensation program based on guidance from a leading proxy advisory firm. During fiscal 2012, our ECC reviewed the advisory firm’s guidelines, including substantial revisions introduced for 2012. Our ECC asked its independent compensation consultant to evaluate our compensation program in light of those guidelines, first at mid-year on a projected basis so that the ECC could take such guidance into account in making compensation decisions, and again near year-end to assess our responsiveness to areas of concern to institutional stockholders. In particular, our ECC sought to position our CEO’s fiscal 2012 compensation at a level that was substantially aligned with performance, relative to peer companies, and at a level that was reasonable in relation to the median of CEO pay at peer companies, employing the criteria in the proxy advisory firm’s guidelines.

Effect of Say-On-Pay Vote

Although this proposal is advisory and therefore not binding upon Comtech or the Board, the ECC, which is comprised solely of independent directors and is responsible for making decisions regarding the amount and form of compensation paid to our executive officers, will carefully consider the stockholder vote on this matter, along with other expressions of stockholder views it receives on specific policies and desirable actions. In each case, we will seek to understand the concerns that influenced the vote and address them in making future decisions affecting the executive compensation program.

PROPOSAL NO. 3 – RATIFICATION OF SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

Our Board of Directors recommends a vote FOR the ratification of the selection of
KPMG as our independent registered public accounting firm.

Our Board of Directors has selected KPMG LLP (“KPMG”) as our independent registered public accounting firm for the 2013 fiscal year, subject to ratification by our stockholders. If our stockholders do not ratify such selection, it will be reconsidered by our Board of Directors. Even if the selection is ratified, our Audit Committee, in its discretion, may direct the selection of a different independent registered public accounting firm at any time during the year if our Audit Committee determines that such a change would be in our stockholders’ best interests. Representatives of KPMG are expected to be present at the Fiscal 2012 Annual Meeting of Stockholders, with the opportunity to make a statement, should they so desire, and to be available to respond to appropriate questions.

Principal Accountant Fees and Services

The following is a summary of the fees billed to us for the fiscal year ended July 31, 2011 and fees billed to or payable by us for the fiscal year ended July 31, 2012 by KPMG for professional services rendered:

Fee Category	Fiscal 2012 Fees	Fiscal 2011 Fees

Audit fees (1)	$921,000	$825,000
Audit-related fees (2)	82,000	556,000
Tax fees (3)	115,000	130,000
All other fees	6,000	15,000
Total Fees	$1,124,000	$1,526,000

(1)
Audit fees consist of fees for assurance and related services that are reasonably related to the performance of the audit of our annual financial statements and review of the interim financial statements included in quarterly reports or services that are normally provided in connection with statutory and regulatory filings or engagements. Audit fees include fees related to the audit of our report on internal control over financial reporting.

(2)
Audit-related fees consist of fees for assurance and related services that are reasonably related to the audit of our annual financial statements that are not reported under Audit Fees, including statutory audits of certain foreign subsidiaries, fees for due diligence services (in fiscal 2011 only) and the audit of our 401(k) plan.

(3)	Tax fees consist of fees billed for professional services regarding federal, state and international tax compliance, tax advice and tax planning.

Pre-Approval Policies

Our Audit Committee reviews each service on a case-by-case basis before approving the engagement of KPMG for all audit or permissible non-audit services.

Consideration of Non-Audit Services Provided by the Independent Registered Public Accounting Firm

Our Audit Committee has concluded that the non-audit services provided by KPMG are compatible with maintaining the independent registered public accounting firm’s independence.

OTHER BUSINESS

Our Board of Directors does not presently intend to bring any other business before the Annual Meeting, and, so far as known to our Board of Directors, no matters are to be brought before the Annual Meeting, except as specified in the Notice of Annual Meeting. As to any business that may properly come before the Annual Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

FISCAL 2013 STOCKHOLDER PROPOSALS AND NOMINATIONS

Under the SEC’s proxy rules, eligible stockholders wishing to have a proposal for action by the stockholders at the Fiscal 2013 Annual Meeting of Stockholders included in our proxy statement must submit such proposal at the principal offices of Comtech, and such proposal must be received by us not later than July 23, 2013.

Under our By-Laws, a stockholder nomination for election to our Board of Directors may not be made at the Fiscal 2013 Annual Meeting of Stockholders unless notice (including all information required under Article II, Section 8 of our By-Laws) is delivered in person or mailed to Comtech and received by us not earlier than September 11, 2013 or later than October 11, 2013; provided, however, that if the Fiscal 2013 Annual Meeting of Stockholders is not held within 30 days before or after the anniversary date of the Fiscal 2012 Annual Meeting of Stockholders, such notice must be received not more than 90 days prior to the Fiscal 2013 Annual Meeting of Stockholders or less than 60 days prior to the Fiscal 2013 Annual Meeting of Stockholders.

In addition, a stockholder proposal (other than a nomination for election to our Board of Directors, or a stockholder proposal that may be made pursuant to the SEC’s proxy rules) may not be made at the Fiscal 2013 Annual Meeting of Stockholders unless notice thereof (including all information required under Article II, Section 9 of our By-Laws) is delivered in person or mailed to Comtech and received by us not earlier than October 11, 2013 or later than November 10, 2013; provided, however, that if the Fiscal 2013 Annual Meeting of Stockholders is not held within 30 days before or after the anniversary date of the Fiscal 2012 Annual Meeting of Stockholders, such notice must be received not more than 90 days prior to the Fiscal 2013 Annual Meeting of Stockholders or less than 60 days prior to the Fiscal 2013 Annual Meeting of Stockholders. It is suggested that any such stockholder proposals or nominations be submitted to the Company by certified mail, return receipt requested.

Under the SEC’s proxy rules, proxies solicited by our Board of Directors for the Fiscal 2013 Annual Meeting of Stockholders may be voted at the discretion of the persons named in such proxies (or their substitutes) with respect to any stockholder proposal not included in our proxy statement if we do not receive notice of such proposal on or before October 6, 2013, unless the Fiscal 2013 Annual Meeting of Stockholders is not held within 30 days before or after the anniversary date of the Fiscal 2012 Annual Meeting of Stockholders.

HOUSEHOLDING

We have previously adopted a procedure approved by the SEC called “householding.” Under this procedure, we satisfy the delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report to the address of those stockholders. This procedure reduces our printing costs and postage fees. Once a stockholder has received a householding notice from its broker, householding will continue until the stockholder is notified otherwise or until the stockholder has revoked consent by notifying the broker. Each stockholder who participates in householding will continue to receive a separate proxy card.

By Order of the Board of Directors,
Patrick O’Gara
Secretary

Date: November 20, 2012

Exhibit A

Charter of the Audit Committee of the Board of Directors
Amended and Restated as of November 16, 2012

I.	Purpose

The Audit Committee (the “Committee”) is appointed by the Board of Directors (the “Board”) of Comtech Telecommunications Corp. (the “Company”) to assist the Board of Directors in fulfilling its oversight responsibilities. The Committee's primary duties and responsibilities are:

1. Monitor the integrity of the Company's financial reporting processes and systems of internal controls regarding finance, accounting and legal compliance.

2. Monitor the independence and performance of the Company's independent registered public accounting firms.

3. Provide an avenue of communication between the Board of Directors and the independent registered public accounting firms.

The Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to the independent registered public accounting firms as well as anyone in the Company. The Committee has the ability to retain, at the Company's expense, special legal, accounting or other consultants or experts it deems necessary in the performance of its duties.

II.	Committee Composition and Meetings

Committee members shall meet the requirements of the NASDAQ Stock Market Inc. The Committee shall be comprised of three or more directors, as determined by the Board of Directors, each of whom shall be an "independent director" as defined by NASDAQ and in the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules promulgated thereunder, and free from any relationship that would interfere with the exercise of his or her independent judgment. Additionally, no member of the Committee shall be an "affiliated person" within the meaning of that term under Section 301 of the Sarbanes-Oxley Act of 2002, and no member of the Committee may receive any payment from the Company other than payment for Board of Directors or Committee service. All members of the Committee shall have at least a basic understanding of finance and accounting and be able to read and understand fundamental financial statements. At least one member of the Committee shall have financial sophistication as that term is used by NASDAQ and shall be “an audit committee financial expert” as defined in the rules of the Securities and Exchange Commission (the “SEC”).

Committee members shall be appointed by the Board of Directors. If the Committee Chair is not present at any meeting of the Committee, the members of the Committee that are present may designate a chair by majority vote.

The Committee shall meet at least quarterly, or as often as circumstances dictate. The Committee shall meet privately in executive session at least annually with management, the independent registered public accounting firms and as a committee to discuss any matters that the Committee or each of these groups believes should be discussed.

III.	Committee Responsibilities and Duties

Review Procedures

1.
Review and reassess the adequacy of this Charter at least annually. Submit the Charter to the Board of Directors for consideration and have the document published, as an appendix to the Company's Proxy Statement, at least once every three years in accordance with regulations of the SEC.

2.
Review the Company's periodic and annual financial statements prior to filing or distribution. Review should include discussion with management and the independent registered public accounting firms of significant issues regarding accounting principles, practices and judgments.

3.
In consultation with management and the independent registered public accounting firms, at least annually, consider the adequacy and integrity of the Company's financial reporting processes and controls. Discuss significant risks or exposures and the steps management has taken to monitor, control and report on such exposures. Review significant findings prepared by the independent registered public accounting firms together with management's responses.

Independent Registered Public Accounting Firms

4.
Assume direct responsibility for the appointment, compensation, retention, and oversight of the work of the independent registered public accounting firms engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company. The independent registered public accounting firms must report directly to the Committee.

5.	Review the performance of the independent registered public accounting firms and assume sole authority to approve any discharge of auditors when circumstances warrant.

6.
Approve, in advance, all permissible auditing and non-auditing services provided by the independent registered public accounting firms and the fees and other significant compensation to be paid to the independent registered public accounting firms.

7.
Confirm and assure the independence of the independent registered public accounting firms, and in furtherance of such responsibility, on an annual basis, the Committee should review and discuss with the independent registered public accounting firms all significant relationships they have with the Company that could impair the auditors' independence.

8.
At least annually, obtain and review a report by the independent registered public accounting firms addressing: (i) the audit firm's internal quality-control procedures; and (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm and any steps taken to deal with any such issues.

9.	Review the independent registered public accounting firms' audit plan and discuss scope, staffing, locations, reliance upon management and general audit approach.

10.
Prior to releasing the audited year-end earnings, discuss the results of the audit with the independent registered public accounting firms. Discuss matters required to be communicated to audit committees in accordance with applicable rules and regulations governing such firms, for example, Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended and adopted by the Public Company Accounting Oversight Board in Rule 3200T (“SAS No. 61”).

11.
Discuss with the independent registered public accounting firms their observations relative to the quality and appropriateness of the Company's accounting principles as applied in its financial reporting.

12.
Prior to filing, discuss the quarterly reviewed and annual audited financial statements, including the assessment of the integrity of such financial statements, with management and the independent registered public accounting firms, including the Company's disclosures in the "Management's Discussion and Analysis of Financial Condition and Results of Operations" in each Form 10-Q and 10-K to be filed with the SEC. As applicable, assure that the auditor's reasoning is described and documented in determining the appropriateness of significant changes in accounting principles and disclosure practices.

13.
Conduct open and frank discussions with management and the independent registered public accounting firms regarding the auditors' evaluation about the quality of the Company's accounting principles and critical estimates in its financial statements. This dialogue will include discussion of the consistency, clarity and completeness of the financial statements and related disclosures. The discussion will also include items that may impact the representational faithfulness, verifiability, and neutrality of the information shown in the financial statements such as changes in accounting policies, estimates, judgments, uncertainties, and unusual transactions (for example, items typically communicated to the Committee by the independent registered public accounting firms in accordance with SAS No. 61).

14.
Review reports from the independent registered public accounting firms concerning critical accounting policies, all alternative treatments of financial information under generally accepted accounting principles ("GAAP") that were discussed with management and other material written communications between the auditors and management.

15.	Review with the independent registered public accounting firms any audit problems or difficulties and management's response.

Review and Assessment of Internal Controls

16.	Discuss with management policies and programs with respect to risk management and risk assessment.

17.	Review management's annual Internal Control Report which:

(i)	acknowledges management's responsibility for establishing and maintaining an adequate internal control structure and procedures for financial reporting; and

(ii)	contains an assessment, as of the end of the most recent fiscal year, of the effectiveness of the Company's internal control structure and procedures for financial reporting.

18.
Develop, review and oversee procedures for the (i) receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls and auditing matters and (ii) confidential, anonymous submission by employees of the Company of concerns regarding accounting or auditing matters.

19.	Consider and review with the independent registered public accounting firms:

(i)	the adequacy of the Company's and its subsidiaries internal controls, including computerized information system controls and security; and

(ii)	related findings and recommendations of the independent registered public accounting firms together with management's responses.

20.
In order to enable the Company's CEO and CFO to provide required SEC certifications, before each filing of the Company's reports on Forms 10-Q and 10-K, the Committee will discuss with the CEO and CFO (i) significant deficiencies and or material weaknesses in the design or operation of the Company's internal controls that could adversely affect the Company's ability to gather and report financial data and (ii) any fraud or allegations of fraud involving management or employees who have significant roles in the Company's internal controls.

21.	Perform an annual assessment of the Committee's performance.

22.	Prepare a report for the Company's annual proxy statement that states:

(i)	whether the Committee has reviewed and discussed the financial statements with management;

(ii)	whether the Committee has discussed matters with the independent registered public accounting firms, for example, as required by SAS No. 61;

(iii)
whether the Committee has reviewed the disclosures and letter from the independent registered public accounting firms required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and has discussed the audit firm's independence with the auditor; and

(iv)	based on the review of (i)-(iii) above, whether the Committee recommended to the Board of Directors that the financial statements be included in the Form 10-K.

Legal Compliance

23.
On at least an annual basis, review with the Company's Compliance Officer and outside counsel any legal matters that could have a significant impact on the organization's financial statements, the Company's compliance with applicable laws and regulations and inquiries received from regulators or governmental agencies.

Other Committee Responsibilities

24.	Perform any other activities consistent with this Charter, the Company's by-laws and governing law, as the Committee or the Board of Directors deems necessary or appropriate.

25.	Maintain minutes of meetings and periodically report to the Board of Directors on significant results of the foregoing activities.

26.	As necessary, engage and determine funding for independent counsel and other advisors.

The Fiscal 2012 Annual Meeting of Stockholders of
Comtech Telecommunications Corp.
Will be held at 10 a.m., Eastern Time, on January 9, 2013 at
68 South Service Road (Lower Level Auditorium), Melville, New York 11747

FROM KENNEDY AIRPORT
TAKE JFK EXPRESSWAY EAST TO BELT PARKWAY EAST (BECOMES SOUTHERN STATE PARKWAY AT NASSAU COUNTY BORDER). TAKE SOUTHERN STATE PARKWAY EAST TO EXIT 28A NORTH (RT 135). TAKE RT. 135 NORTH TO LONG ISLAND EXPRESSWAY EAST (495). TAKE LIE TO EXIT 48 (ROUND SWAMP RD.). PROCEED THROUGH THE LIGHT, REMAINING ON THE SOUTH SERVICE RD. IN 1/4 MILE, TURN RIGHT INTO RECKSON BUSINESS PARK.

FROM LAGUARDIA AIRPORT
TAKE GRAND CENTRAL PARKWAY TO LONG ISLAND EXPRESSWAY (495). TAKE LONG ISLAND EXPRESSWAY EAST TO EXIT 48 (ROUND SWAMP RD.). PROCEED THROUGH THE LIGHT, REMAINING ON THE SOUTH SERVICE RD. IN 1/4 MILE, TURN RIGHT INTO RECKSON BUSINESS PARK.

FROM MANHATTAN
TAKE THE MID-TOWN TUNNEL TO LONG ISLAND EXPRESSWAY (495). TAKE LONG ISLAND EXPRESSWAY EAST TO EXIT 48 (ROUND SWAMP RD.). PROCEED THROUGH THE LIGHT, REMAINING ON THE SOUTH SERVICE RD. IN 1/4 MILE, TURN RIGHT INTO RECKSON BUSINESS PARK.

FROM EASTERN LONG ISLAND
TAKE THE LONG ISLAND EXPRESSWAY (495) WEST TO EXIT 48 (ROUND SWAMP ROAD). TURN LEFT ONTO ROUND SWAMP ROAD. MAKE IMMEDIATE TURN LEFT ONTO THE SOUTH SERVICE ROAD GOING EAST. IN 1/4 MILE, TURN RIGHT INTO RECKSON BUSINESS PARK.

COMTECH TELECOMMUNICATIONS CORP.
68 South Service Road, Suite 230
Melville, NY 11747
TEL: (631) 962-7000 • FAX: (631) 962-7001
www.comtechtel.com

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

COMTECH TELECOMMUNICATIONS CORP. 68 SOUTH SERVICE ROAD, SUITE 230 MELVILLE, NY 11747
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:				KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:	☐	☐	☐
1. Election of Directors Nominees 01 Richard L. Goldberg 02 Robert G. Paul

The Board of Directors recommends you vote FOR proposals 2 and 3.					For	Against	Abstain

2. Approval, on an advisory basis, of the compensation of our Named Executive Officers.					☐	☐	☐

3. Ratification of selection of KPMG LLP as our independent registered public accounting firm.					☐	☐	☐

NOTE: This proxy will be voted or withheld from being voted in accordance with the instructions specified. WHERE NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED ABOVE AND FOR APPROVAL OF PROPOSALS 2 AND 3.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature [Joint Owners]	Date

Please date, sign and mail your proxy card back as soon as possible!

Annual Meeting of Stockholders
COMTECH TELECOMMUNICATIONS CORP.
JANUARY 9, 2013

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com.

COMTECH TELECOMMUNICATIONS CORP.

PROXY SOLICITED ON BEHALF OF
THE BOARD OF DIRECTORS

The undersigned hereby appoints Fred Kornberg and Michael D. Porcelain, and each of them, with full power of substitution, proxies to vote at the Annual Meeting of Stockholders of Comtech Telecommunications Corp. (the Company) to be held at Comtech Telecommunications Corp., 68 South Service Road, Lower Level Auditorium, Melville, New York 11747 on January 9, 2013, at 10:00 a.m., local time, and at any adjournment or adjournments thereof, hereby revoking any proxies heretofore given, to vote all shares of Common Stock of the Company held or owned by the undersigned as directed on the reverse side of this proxy card and in their discretion, upon such other matters as may come before the meeting.
This proxy will be voted or withheld from being voted in accordance with the instructions specified. WHERE NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED ON THE REVERSE SIDE AND FOR APPROVAL OF PROPOSALS 2 AND 3.
PLEASE SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.

Continued and to be signed on reverse side